Exhibit 10.1
EXECUTION COPY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
among
DOLLAR FINANCIAL CORP.,
as Holdings,
DOLLAR FINANCIAL GROUP, INC.,
as US Borrower,
NATIONAL MONEY MART COMPANY,
DOLLAR FINANCIAL U.K. LIMITED AND
INSTANT CASH LOANS LIMITED,
as Non-US Borrowers,
The Several Lenders from Time to Time Parties Hereto,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and as Security Trustee
Dated March 3, 2011

U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agent
WELLS FARGO SECURITIES, LLC and
U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and as Joint Bookrunners

SECTION 1 DEFINITIONS	2
1.1 Defined Terms	2
1.2 Other Interpretive Provisions	35
SECTION 2 AMOUNT AND TERMS OF COMMITMENTS	36
2.1 Commitments	36
2.2 Procedure for Revolving Credit Loan Borrowing	37
2.3 Swingline Loans	37
2.4 Procedure for Swingline Borrowing; Refunding of Swingline Loans	38
2.5 Commitment Fees, etc.	39
2.6 Termination or Reduction of Revolving Commitments	40
2.7 Optional Prepayments	40
2.8 Mandatory Prepayments	40
2.9 Conversion and Continuation Options; Selection of Interest Periods	41
2.10 Limitations on Tranches	42
2.11 Interest Rates and Payment Dates; Currency of Account	42
2.12 Computation of Interest and Fees	43
2.13 Inability to Determine Interest Rate	44
2.14 Pro Rata Treatment and Payments	44
2.15 Requirements of Law	46
2.16 Taxes	47
2.17 Indemnity	51
2.18 Change of Lending Office	51
2.19 Replacement of Lenders	51
2.20 Notes	52
2.21 Borrower Representative	52
2.22 Increase in Commitments	53
SECTION 3 LETTERS OF CREDIT	54
3.1 Letter of Credit Availability	54
3.2 Procedure for Issuance of Letter of Credit	55
3.3 Fees and Other Charges	55
3.4 L/C Participations	56
3.5 Reimbursement Obligation of the Borrowers	57
3.6 Obligations Absolute	57
3.7 Letter of Credit Payments	57
3.8 Applications	57
3.9 Existing Letters of Credit	58
SECTION 4 REPRESENTATIONS AND WARRANTIES	58
4.1 Financial Condition	58
4.2 No Change	58
4.3 Existence; Compliance with Law	58
4.4 Power; Authorization; Enforceable Obligations	58
4.5 No Legal Bar	59
4.6 Litigation	59
4.7 No Default	59
4.8 Ownership of Property; Liens	59
4.9 Intellectual Property	59
4.10 Taxes	60
4.11 Federal Regulations	60
4.12 Labor Matters	60
4.13 ERISA; Pensions	60
4.14 Investment Company Act; Other Regulations	61

4.15 Subsidiaries	61
4.16 Use of Proceeds	61
4.17 Environmental Matters	61
4.18 Accuracy of Information, etc.	62
4.19 Security Documents	62
4.20 Solvency	64
4.21 Regulation H	64
4.22 Anti-Terrorism Laws	64
SECTION 5 CONDITIONS PRECEDENT	65
5.1 Conditions to Initial Extension of Credit	65
5.2 Conditions to Each Extension of Credit	67
SECTION 6 AFFIRMATIVE COVENANTS	68
6.1 Financial Statements	68
6.2 Certificates; Other Information	68
6.3 Payment of Obligations	70
6.4 Maintenance of Existence; Compliance	70
6.5 Maintenance of Property; Insurance	70
6.6 Inspection of Property; Books and Records; Discussions	70
6.7 Notices	70
6.8 Environmental Laws	71
6.9 Additional Loan Parties; Additional Collateral, etc.	71
6.10 Credit Ratings	73
6.11 Further Assurances	74
6.12 Pensions	74
6.13 CLP Financing	75
6.14 Post-Closing Covenants	75
SECTION 7 NEGATIVE COVENANTS	75
7.1 Financial Condition Covenants	75
7.2 Indebtedness	77
7.3 Liens	79
7.4 Fundamental Changes	80
7.5 Disposition of Property	80
7.6 Restricted Payments	81
7.7 Consolidated Capital Expenditures	82
7.8 Investments	83
7.9 Indenture Obligors	84
7.10 Transactions with Affiliates	84
7.11 Sale Leaseback Transactions	84
7.12 Swap Agreements	85
7.13 Changes in Fiscal Periods	85
7.14 Negative Pledge Clauses	85
7.15 Clauses Restricting Subsidiary Distributions	85
7.16 Lines of Business	85
7.17 Amendments to Certain Agreements	86
SECTION 8 EVENTS OF DEFAULT	86
SECTION 9 THE AGENTS	90
9.1 Appointment	90
9.2 Delegation of Duties	91
9.3 Exculpatory Provisions	91
9.4 Reliance by Administrative Agent	92
9.5 Notice of Default	93

-ii-

9.6 Non-Reliance on the Administrative Agent and Other Lenders	93
9.7 Indemnification	93
9.8 Successor Agents	94
9.9 No Other Duties, etc.	95
9.10 Syndicated Loan Scheme	95
9.11 HMRC DTTP Scheme	96
SECTION 10 ADDITIONAL LOAN PARTIES AND OBLIGATIONS	97
10.1 Additional Borrowers	97
10.2 Additional Guarantors	97
SECTION 11 MISCELLANEOUS	98
11.1 Amendments and Waivers	98
11.2 Notices	99
11.3 No Waiver; Cumulative Remedies	100
11.4 Survival of Representations and Warranties	101
11.5 Payment of Expenses and Taxes	101
11.6 Successors and Assigns; Participations and Assignments	102
11.7 Adjustments; Set off	105
11.8 Counterparts; Electronic Execution	106
11.9 Severability	106
11.10 Integration	106
11.11 GOVERNING LAW	106
11.12 Submission To Jurisdiction; Agent for Service of Process; Waivers	106
11.13 Acknowledgements	107
11.14 Releases of Guarantees and Liens	107
11.15 Confidentiality	108
11.16 WAIVERS OF JURY TRIAL	109
11.17 USA Patriot Act Notification	109
11.18 Maximum Amount	109
11.19 Judgment Currency	110
11.20 Public/Private Information	111
11.21 Application of Proceeds	111
11.22 Effect on Existing Credit Agreement	113
11.23 Anti-Money Laundering Legislation	113

-iii-

SCHEDULES:

1.1A	Commitments

3.9	Existing Letters of Credit

4.1(a)	Contingent Liabilities

4.1(b)	Current Material Acquisitions and Material Dispositions

4.4	Consents, Authorizations, Filings and Notices

4.6	Litigation

4.15	Subsidiaries

4.19(a)	Non-US Loan Party Lien Filing Jurisdictions

4.19(c)	US Loan Party Lien Filing Jurisdictions

4.19(d)	Real Property

6.12	Existing Defined Benefit Pension Schemes

6.14	Post-Closing Covenants

7.2(d)	Existing Indebtedness

7.3(f)	Existing Liens

EXHIBITS:

A	Form of Assignment and Assumption

B-1	Form of Global Borrowing Base Report

B-2	Form of US Borrowing Base Report

C-1	Form of US Revolving Credit Note

C-2	Form of Non-US Revolving Credit Note

C-3	Form of US Swingline Note

C-4	Form of Non-US Swingline Note

C-5	Form of Non-Loan Party Borrower Note

D	Form of Compliance Certificate

E	Form of Intercompany Note

F-1	Form of Notice of Borrowing

F-2	Form of Notice of Conversion/Continuation

F-3	Form of Notice of Prepayment

F-4	Form of Notice of Additional Borrower and Assumption Agreement

G	Form of Exemption Certificate

H	Form of Closing Certificate
Schedules and Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

          SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated March 3, 2011, among DOLLAR FINANCIAL CORP., a Delaware corporation (“Holdings”), DOLLAR FINANCIAL GROUP, INC., a New York corporation (“DFG” and together with any entity joined from time to time as a Borrower pursuant to Section 10.1(a), collectively, the “US Borrowers” and each a “US Borrower”), NATIONAL MONEY MART COMPANY, an unlimited company organized under the laws of the Province of Nova Scotia, Canada (the “NMM”), DOLLAR FINANCIAL U.K. LIMITED, a limited liability company incorporated under the laws of England and Wales with registered number 03701758 (“Dollar UK”), INSTANT CASH LOANS LIMITED, a limited liability company incorporated under the laws of England with a registered number of 02685515 (“ICL” and together with Dollar UK, NMM and any entity joined from time to time as a Borrower pursuant to Section 10.1(b), collectively, the “Non-US Borrowers” and each a “Non-US Borrower” and the Non-US Borrowers together with the US Borrowers, collectively, the “Borrowers”), any entity joined from time to time as an Additional Borrower (as defined below) or as a Non-Loan Party Borrower (as defined below) pursuant to Section 10.1, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as Administrative Agent (this and each other capitalized term used herein without definition having the meaning assigned to such term in Section 1.1) and as Security Trustee.
WITNESSETH:
          WHEREAS, Holdings, the Borrowers, certain of the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of October 30, 2006, among Holdings, DFG, NMM, Dollar UK, and Wells Fargo, as Administrative Agent and as Security Trustee, as amended and restated by that certain Amendment Agreement dated as of November 20, 2009 and as further amended by that certain First Amendment to and Consent Under Amended and Restated Credit Agreement, dated on December 2, 2010 (the “Existing Credit Agreement”);
          WHEREAS, the Borrowers have requested, and the Administrative Agent and the Lenders have agreed to amend and restate the Existing Credit Agreement upon and subject to the terms and conditions set forth herein to, among other things, extend a revolving credit facility to the Borrowers in an amount not to exceed $200,000,000 in aggregate principal amount of Commitments subject to increases of up to $50,000,000 in additional Commitments, including a $60,000,000 sublimit for Letters of Credit and a $30,000,000 sublimit for Swingline Loans;
          WHEREAS, the Borrowers desire to utilize the proceeds from the revolving credit facility to, (i) refinance any outstanding indebtedness, including any outstanding letters of credit, under the Existing Credit Agreement, (ii) finance Permitted Acquisitions made by DFG and its direct or indirect Wholly Owned Subsidiaries, (iii) finance working capital and for other general corporate purposes of the Borrowers, and (iv) finance the payment of fees and expenses related to the foregoing;
          WHEREAS, the Borrowers have agreed to secure their respective Obligations by continuing a grant or granting to the Administrative Agent and/or the Security Trustee (as appropriate), for the benefit of the Secured Parties, a first priority lien on substantially all of their assets subject to the terms and conditions set forth herein and in the Loan Documents; and
          WHEREAS, each of the Loan Parties has agreed to guarantee or continue to guarantee the Obligations hereunder and to secure certain of the Obligations by granting to the Administrative Agent and/or the Security Trustee (as appropriate), for the benefit of the Secured Parties, a first priority lien on substantially all of their assets subject to the terms and conditions set forth herein and in the Loan Documents.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Existing Credit Agreement is hereby amended and restated in its entirety as follows:
SECTION 1 DEFINITIONS
          1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “ABR Loans”: any Loans the rate of interest applicable to which is based upon the ABR.
          “Acquired Indebtedness”: Indebtedness assumed in connection with an Acquisition (but excluding earn-out and non-competition obligations), and which was not incurred in connection with, or in anticipation of, such Acquisition.
          “Acquisition”: acquisitions by any Person of (a) a majority of the outstanding Capital Stock of any other Person or (b) all or substantially all of the assets of any other Person, or any group of assets constituting a division, line of business, branch or unit of such other Person.
          “Acquisition Expenditures”: with respect to any Permitted Acquisition, the total aggregate purchase consideration (including, without limitation, Acquired Indebtedness, unsecured Indebtedness to sellers and earn-out and non-competition obligations relating thereto or arising in connection therewith).
          “Additional Borrower”: any Person that is added as an additional Borrower hereunder in accordance with the provisions set forth in either Section 10.1(a) or (b).
          “Additional Commitment” means the commitment of an Additional Lender to offer Additional Extensions of Credit pursuant to Section 2.22.
          “Additional Lender” means, at any time, any lender providing an Additional Commitment.
          “Additional Extension of Credit” means any Extension of Credit made in respect of Additional Commitments.
          “Additional Guarantor”: any Person that is added as a Guarantor in accordance with the provisions set forth in Section 10.2.
          “Adjustment Date”: as defined in the Pricing Grid.
          “Administrative Agent”: Wells Fargo, in its capacities as the administrative agent and Security Trustee for the Lenders and other Secured Parties under this Agreement and the other Loan Documents, together with any of its successors or assigns in such capacities.

          “Administrative Agent’s Indemnitee”: any of the Administrative Agent’s officers, directors, employees, affiliates, agents, advisors, representatives or controlling persons.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agreement”: as defined in the preamble hereto.
          “Alternate Rate”: for any Interest Period with respect to a Revolving Credit Loan denominated in an Approved Currency other than US Dollars, Euros, Pounds or Canadian Dollars, the Reference Rate agreed in connection with the approval of such Approved Currency.
          “Alternate Rate Loan”: any Revolving Credit Loans the rate of interest applicable to which is based upon an Alternate Rate.
          “Anti-Terrorism Laws”: as defined in Section 4.22(a).
          “Applicable Margin”: the Applicable Margin as determined pursuant to the Pricing Grid.
          “Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.
          “Approved Currency”: each of (i) US Dollars, Euros, Canadian Dollars and Pounds, and (ii) such other Eligible Foreign Currency which is designated as an Approved Currency by the Borrowers with the approval of all Lenders, in their sole and absolute discretion, from time to time.
          “Approved Fund”: as defined in Section 11.6(b)(ii).
          “Asset Sale”: any Dispositions by any Loan Party of property (excluding any such Dispositions permitted by clauses (a) through (g) of Section 7.5) that yield gross proceeds to any Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds), in excess of $2,000,000 in the case of any such single Disposition of property or series of related Dispositions of property.
          “Assignee”: as defined in Section 11.6(b)(i).
          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit A hereto.
          “Attributable Debt”: in respect of a Sale Leaseback Transaction, at the time of determination, the present value of the obligation of the Person that acquires, leases or licenses back the right to use all or a material portion of the subject property for net rental, license or other payments during the remaining term of the lease, license or other arrangement included in such Sale Leaseback Transaction including any period for which such lease, license or other arrangement has been extended or may, at the sole option of the other party (or parties) thereto, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
          “Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Extensions of Credit by such Lender then outstanding; provided that in calculating any Lender’s Extensions of Credit for the purpose of determining such Lender’s Available Commitment pursuant to Section 2.1(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.
          “Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
          “Benefitted Lender”: as defined in Section 11.7(a).
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Bond”: as defined in Section 9.1(c).
          “Bond Pledge Agreement”: as defined in Section 9.1(c).
          “Borrower Materials”: as defined in Section 11.20.
          “Borrower Representative”: as defined in Section 2.21(a).
          “Borrowers”: as defined in the preamble hereto.
          “Borrowing”: Loans of the same Type and in the same Approved Currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, CDOR Loans or Alternate Rate Loans, as to which a single Interest Period is in effect.
          “Borrowing Date”: any Business Day specified by any Borrower or Non-Loan Party Borrower as a date on which such Person requests a Loan to be made hereunder.
          “Business”: as defined in Section 4.17(b).
          “Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York and California are authorized or required by law to remain closed; provided that (a) if such day relates to any interest rate settings as to Foreign Currency Advances denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Foreign Currency Advance, or any other dealings in Euro to be carried out pursuant to this

Agreement in respect of any such Foreign Currency Advance, a “Business Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open (or if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement); (b) if such day relates to any interest rate settings as to a Foreign Currency Advance denominated in a Foreign Currency other than Euro, “Business Day” means any day on which dealings in deposits in the relevant Foreign Currency are conducted by and between banks in London or other applicable offshore interbank market for such currency; and (c) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of a Foreign Currency Advance denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Foreign Currency Advance (other than any interest rate settings), “Business Day” means any day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
          “Canadian Borrowers”: NMM and any party organized or existing under the laws of Canada or one of the provinces or territories of Canada which becomes a Non-US Borrower pursuant to Section 10.1(b).
          “Canadian Dollar” and “CDN $”: dollars in lawful currency of Canada.
          “Canadian General Security Agreement”: the amended and restated Canadian General Security Agreement, to be executed and delivered by Canadian Loan Parties hereunder, as further amended, restated, supplemented or otherwise modified from time to time.
          “Canadian Guarantee Agreement”: the amended and restated Canadian Guarantee Agreement to be executed and delivered by Canadian Loan Parties hereunder, as further amended, restated, supplemented or otherwise modified from time to time.
          “Canadian IP Security Agreement”: the amended and restated Canadian IP Security Agreement to be executed and delivered by NMM hereunder, as further amended, restated, supplemented or otherwise modified from time to time.
          “Canadian Loan Party”: any Canadian Borrower or Canadian Subsidiary Guarantor.
          “Canadian Pension Plans”: each pension, superannuation benefit or retirement savings plan, arrangement or scheme including any pension plan, top-up pension or supplemental pension, “registered retirement savings plan” (as defined in the ITA), “registered pension plan” (as defined in the ITA) and “retirement compensation arrangement” (as defined in the ITA) that is maintained or contributed to by any Group Member for its employees or former employees in Canada, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec.
          “Canadian Pledge Agreements”: the collective reference to the Canadian Pledge Agreements to be executed and delivered by certain Canadian Loan Parties hereunder, each as may be amended, restated, supplemented or otherwise modified from time to time.
          “Canadian Security Agreements”: the collective reference to (a) the Canadian General Security Agreement, (b) the Canadian IP Security Agreement, (c) the Canadian Pledge Agreements and (d) the Deeds of Hypothec, the Bonds and the Bond Pledge Agreements.

          “Canadian Subsidiary”: any Subsidiary of Holdings organized or existing under the laws of Canada or one of the provinces or territories of Canada.
          “Canadian Subsidiary Guarantors”: each Canadian Subsidiary (other than a Canadian Borrower) that is, or is required to join as, a party to the Canadian Guarantee Agreement from time to time.
          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of such Person) by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries; provided that Capital Expenditures shall not include expenditures (a) financed with the proceeds of any Reinvestment Deferred Amount or (b) under any Permitted Acquisition.
          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation (including common stock and preferred stock), any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests (general and limited), and membership and limited liability company interests, and any and all warrants, rights or options to purchase any of the foregoing; provided, that Indebtedness that is convertible into Capital Stock shall not constitute Capital Stock prior to such conversion.
          “Cash Equivalents”: (a) Approved Currencies (or, in the case of any Foreign Subsidiary, such Foreign Currencies held by it from time to time in the ordinary course of its business); (b) marketable direct obligations issued by, or unconditionally guaranteed by any OECD Country or issued by any agency thereof and backed by the full faith and credit of any OECD Country, in each case maturing within one year from the date of acquisition; (c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or banker’s acceptances having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of any OECD Country or any state thereof having combined capital and surplus of not less than $500,000,000; (d) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (e) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (c) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the any OECD Country; (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, province or territory of the United States, Canada or the United Kingdom, by any political subdivision or taxing authority of any such state, commonwealth, province or territory or by any foreign government, the securities of which (as the case may be) have the highest rating obtainable from either S&P or Moody’s; (g) securities with maturities of six (6) months or less from the date of acquisition which are backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition; (h) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition; or (i) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $3,000,000,000, or (j) instruments denominated in any currency which investments are comparable in credit quality and tenor to those referred to in clauses (a) through (i) above, and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.
          “Cash Management Obligations”: obligations owed by any Loan Party to any Lender, or any Affiliate of a Lender, in respect of any overdraft and related liabilities arising from treasury, depository or cash management services (including the provision of employee credit cards and corporate charge cards) or any automated clearing house transfers of funds.
          “Cash Management Obligations Agreement”: any agreement entered into by any Loan Party and any Lender, or any Affiliate of a Lender, in respect to Cash Management Obligations.
          “CDOR Loans”: any Loans the rate of interest applicable to which is based upon the CDOR Rate.
          “CDOR Rate”: with respect to each day during each Interest Period pertaining to a CDOR Loan, the rate per annum which is the rate based on the average rate applicable to Canadian Dollar bankers’ acceptances for the applicable Interest Period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 1991 definitions, as modified and amended from time to time), rounded to the nearest 1/100th of 1% (with         .005% being rounded up), at approximately 11:00 a.m. (New York City time) on such date, or if such date is not a Business Day, then on the immediately preceding Business Day; provided, that if such rate does not appear on the Reuters Screen CDOR Page on such date as contemplated, then the CDOR Rate on such date shall be the rate for the Interest Period referred to above applicable to Canadian Dollar bankers’ acceptances quoted by a bank listed in Schedule 1 of the Bank Act (Canada) and selected by the Administrative Agent.
          “Certificated Securities”: as defined in Section 4.19(b).
          “Change of Control”: at any time: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 35% of the voting power for the election of directors of Holdings (determined on a fully diluted basis); (b) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; (c) Holdings shall cease to own and Control, of record and beneficially (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly, 100% of each class of outstanding Capital Stock of DFG free and clear of all Liens (except Permitted Capital Stock Liens); or (d) DFG shall cease to beneficially (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act) own and Control, directly, or indirectly through Wholly-Owned Subsidiaries of DFG, 100% of each class of outstanding Capital Stock of the other Borrowers, Non-Loan Party Borrowers and Subsidiary Guarantors, free and clear of all Liens (except Permitted Capital Stock Liens).
          “Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied.

          “Closing Date Loans”: as defined in Section 2.2.
          “CLP Assets”: all current or delinquent consumer loans and other extensions of credit (including pawn receivables) to individuals made by and in the name of any Group Member, in the ordinary course of business, together with the related Contract Files and Servicing Files, the right to receive payments under such CLP Assets and all proceeds of any of the foregoing.
          “CLP Assets Disposition Agreement”: asset disposition agreements that provide for the sale or other disposition by any Group Member for fair market value consideration payable solely in cash, to any applicable purchaser, of any CLP Assets Disposition Collateral of such Group Member on a non-recourse basis (other than recourse for breaches of standard representations and warranties as would be made in connection with a true sale of such CLP Assets).
          “CLP Assets Disposition Collateral”: with respect to any CLP Assets Disposition Agreement, the CLP Assets which are the subject thereof.
          “CLP Financing”: Non-Recourse CLP Financing or CLP Warehouse Financing.
          “CLP Warehouse Financing”: Indebtedness incurred by one or more Group Members which is both (a) incurred to fund the origination of CLP Assets and (b) secured by such CLP Assets.
          “Code”: the Internal Revenue Code of 1986, as amended.
          “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
          “Commitment”: as to any Lender, the obligation of such Lender to make Revolving Credit Loans and participate in Swingline Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof; provided that the Commitment of Wells Fargo (but not of any Assignee thereof) shall be reduced by the Reduction Amount on the Reduction Date.
          “Commitment Fee Rate”: the Commitment Fee Rate as determined pursuant to the Pricing Grid.
          “Commitment Period”: the period from and including the Closing Date to the Termination Date.
          “Commonly Controlled Entity”: any Group Member or other entity, whether or not incorporated, that is under common control with such Group Member within the meaning of Section 4001 of ERISA or is part of a group that includes any Group Member and that is treated as a single employer under Section 414 of the Code.
          “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit D hereto.
          “Consolidated Capital Expenditures”: for any period, the Capital Expenditures of the Group Members, determined on a consolidated basis.

          “Consolidated EBITDA”: for any period, EBITDA of the Group Members, determined on a consolidated basis.
          “Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA plus the Currency Adjustment Reserve for such period less the aggregate amount actually paid by any Group Member during such period on account of Consolidated Capital Expenditures (excluding the principal amount of Indebtedness (other than any Loans) incurred in connection with such expenditures) plus Consolidated Lease Expense for such period to (b) Consolidated Fixed Charges for such period.
          “Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) capitalized lease payments made during such period, (c) Consolidated Lease Expense for such period, and (d) scheduled payments made during such period on account of principal of Indebtedness of any Group Member.
          “Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Group Members for such period with respect to all outstanding Indebtedness of the Group Members (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).
          “Consolidated Lease Expense”: for any period, the aggregate amount of fixed and contingent rentals payable by the Group Members for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA plus the Currency Adjustment Reserve for such period.
          “Consolidated Net Income”: for any period, the Net Income of the Group Members, determined on a consolidated basis; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Group Members, (b) the income (or deficit) of any Person (other than a Subsidiary of DFG) in which any Group Member has an ownership interest, except to the extent that any such income is actually received by the such Group Member in the form of dividends or similar distributions, (c) the undistributed earnings of any Group Member to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary and (d) the income (or deficit) of, and any amounts referred to in clause (b) above paid to, any consolidated Subsidiary that is not a Wholly Owned Subsidiary of DFG to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary.
          “Consolidated Secured Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Secured Total Debt on such day to (b) Consolidated EBITDA plus the Currency Adjustment Reserve for such period.
          “Consolidated Secured Total Debt”: at any date, the sum, without duplication, of (a) the Consolidated Total Debt at such date that is secured by a Lien on any asset or property of any Group Member, (b) the Non-Recourse CLP Financing Indebtedness at such date and (c) the Capital Lease

Obligations of the Group Members at such date, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Group Members at such date, determined on a consolidated basis in accordance with GAAP, but excluding any liabilities referred to in clause (f) of the definition of “Indebtedness”.
          “Continuing Directors”: the directors of Holdings on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least 66-2/3% of the then Continuing Directors.
          “Contract File”: for any CLP Asset, the original documents evidencing the loan made thereunder and all other documents, instruments, agreements and other information relating thereto and to the obligor thereunder.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Contribution Notice”: a contribution notice issued by the Pensions Regulator under Section 38 or Section 47 of the Pensions Act 2004.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.
          “Criminal Code Section”: as defined in Section 11.18(c).
          “Currency Adjustment Reserve”: as of any date of determination, means an amount equal to the sum of:
          (i) in the case of any date of determination occurring after June 30, 2011, the amount of the Currency Adjustment Reserve as of the end of the immediately preceding Fiscal Year, and
          (ii) the lesser of:
               (A) the difference between (1) the sum of Consolidated EBITDA for the fiscal quarter then ended and each prior fiscal quarter ending in the same Fiscal Year but after the Closing Date, adjusted, for each such quarter, to reflect an exchange rate for any components thereof converted from a Foreign Currency to US Dollars in order to determine Consolidated EBITDA equal to the FX Reference Rate for such Foreign Currency for such fiscal quarter (in substitution of the exchange rate which would be used to calculate such Consolidated EBITDA in accordance with GAAP) and (2) Consolidated EBITDA for the same fiscal quarters (such amount being a positive number to the extent that (1) exceeds (2), and a negative number to the extent that (2) exceeds (1)); and

               (B) 15% of Consolidated EBITDA for the four fiscal quarters most recently ended as of such determination date;
provided, that, the amount of the Currency Adjustment Reserve (positive or negative) shall not exceed 25% of Consolidated EBITDA for the four fiscal quarters ending on such date of determination.
          “Currency Increment”: as to any Approved Currency, the unit increments of such Approved Currency in which Borrowings, conversions, continuations and prepayments may be made, and Letters of Credit issued, which shall be: (a) for US Dollar denominated (i) ABR Loans (other than Swingline Loans), 500,000 or a whole multiple of 100,000 in excess thereof, (ii) Eurocurrency Loans, 5,000,000 or a whole or multiple of 1,000,000 in excess thereof, (iii) Swingline Loans, 100,000 or a whole or multiple of 50,000 in excess thereof, or (iv) Letters of Credit, 100,000 or more; (b) for Canadian Dollar denominated (i) CDOR Loans, 5,000,000 or a whole or multiple of 1,000,000 in excess thereof, or (ii) Letters of Credit, 100,000 or more; (c) for Euro and Pound denominated (i) Eurocurrency Loans, 4,000,000 or a whole or multiple of 1,000,000 in excess thereof, or (ii) Letters of Credit, 100,000 or more; and (d) for any Alternate Rate Loans and Letters of Credit denominated in other Approved Currencies, such amounts as specified by the Administrative Agent and the time of approval of such currency by the Lenders.
          “Deed of Hypothec”: as defined in Section 9.1(c).
          “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Defaulting Lender”: any Lender that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Credit Loans, (ii) fund any portion of its participations in Swingline Loans or Letters of Credit or (iii) pay over to any Lender or the Issuing Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers or any Lender or the Issuing Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by any Lender or the Issuing Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Revolving Credit Loans and participations in then outstanding Swingline Loans and Letters of Credit under this Agreement; provided that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender’s or Issuing Lender’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
          “Disposition”: with respect to any property (including, without limitation, Capital Stock of any Subsidiary of Holdings), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof and any issuance of Capital Stock of any Subsidiary of Holdings. The terms “Dispose” and “Disposed of” shall have correlative meanings.

          “Dollar Equivalent Amount” means, as of any date of determination, (a) with respect to any amount denominated in US Dollars, such amount and (b) with respect to any amount denominated in a currency other than US Dollars, the equivalent amount thereof in US Dollars as determined by Administrative Agent at such time on the basis of the Spot Rate for the purchase of US Dollars with such currency.
          “DTTP Scheme”: the Double Taxation Treaty Passport Scheme as described in HMRC guidelines dated May 2010.
          “EBITDA”: with respect to any Person, for any period, Net Income of such Person for such period plus, without duplication and to the extent reflected as a charge in the statement of such Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write off of debt discount and debt issuance costs, and commissions, discounts and other fees and charges associated with any Indebtedness, (c) depreciation and amortization expense, (d) amortization or write-off of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary or non-recurring expenses or losses that do not constitute loan loss reserves (including, whether or not otherwise includable as a separate item in the statement of such Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (f) non-cash losses or charges associated with the write down or impairment of goodwill or other assets under ASC 350-20 (formerly SFAS No. 142) or any successor thereto, (g) non-cash stock compensation expense, (h) unrealized mark to market losses, and (i) costs associated with acquisitions under ASC 805-10, minus, to the extent included in the statement of such Net Income for such period, the sum of (i) interest income, (ii) any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense), (iv) unrealized mark to market gains, and (v) any other non-cash income.
          “Eligible Assignee”: (a) any Lender, any Affiliate of a Lender and any Approved Fund (any two or more Approved Funds with respect to a particular Lender being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course; provided that neither any Borrower nor any Affiliate of any Borrower shall be an Eligible Assignee.
          “Eligible CLP Assets”: (a) with respect to any Loan Party, the aggregate outstanding principal balance of all CLP Assets owned by such Loan Party, minus (b) the amount of the loan loss reserve established by such Loan Party with respect to such CLP Assets, provided that such calculation shall exclude, without duplication, CLP Assets which:
          (i) are subject to any CLP Financing or any CLP Assets Disposition Agreement;
          (ii) are in default or are referred to a collection department or agency;
          (iii) are the subject of any defense to payment or any assertion by the obligor thereunder that such CLP Assets are subject to setoff, or that the obligor disputes its liability thereunder (or the amount thereof) but only to the extent of such setoff or dispute;
          (iv) are subject to any proceeding of the type described in Section 8(f) (or the obligor thereunder is the subject of an event or condition of the type described in Section 8(f));

          (v) except as may be otherwise approved by the Administrative Agent in connection with the addition of any additional Non-US Loan Party, are not payable in US Dollars, Pounds, Euros or Canadian Dollars or the obligor thereunder is located outside the United States, the United Kingdom or Canada;
          (vi) are outstanding past their stated maturity date;
          (vii) do not comply with all material and applicable laws, rules, regulations and orders of any Government Authority, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System; or
          (vii) are not subject to a valid and perfected or registered first priority Lien in favor of the Administrative Agent.
          “Eligible Foreign Currency”: for any period, any Foreign Currency for which an FX Reference Rate is available and which is readily transferrable and convertible into US Dollars on the international interbank market.
          “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or human health and safety as it relates to environmental protection, as now or may at any time hereafter be in effect.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended.
          “Euros” and “€”: the single currency of Participating Member States.
          “Eurocurrency Loans”: any Revolving Credit Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.
          “Eurocurrency Rate”: for any Interest Period with respect to any Eurocurrency Loan:
     (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the REUTERS LIBOR 01-02 or Bloomberg BBAM page (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in US Dollars or the relevant Approved Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period, or
     (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in US Dollars or the relevant Approved Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London

Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period, or
     (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in US Dollars or the relevant Approved Currency for delivery on the first day of such Interest Period in the approximate amount of the Eurocurrency Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered to major banks in the London interbank eurocurrency market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period.
          “Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Exchange Act”: the Securities Exchange Act of 1934, as amended.
          “Excluded Taxes”: Each of:
     (a) any net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document);
     (b) in relation to any payment to be made under this Agreement or any other Loan Document by a UK Borrower (or a Non-Loan Party Borrower that is a UK Subsidiary), any tax or any amount for or on account of any tax that is required by law to be deducted or withheld from amounts payable to a Lender where, on the date on which the payment falls due (i) such Lender is not, or has ceased to be, a UK Qualifying Lender (otherwise than by reason of any change after the date it became a Lender under this Agreement in, or in the interpretation, administration, or application of, any law or UK Treaty, or any published practice or published concession of any relevant taxing authority) and such payment could have been made to the Lender without such a deduction or withholding for or on account of tax if the Lender had been a UK Qualifying Lender, (ii) in the case of a UK Treaty Lender, a UK Borrower (or Non-Loan Party Borrower that is a UK Subsidiary) is able to demonstrate that the payment could have been made to the Lender without a deduction or withholding for or on account of tax had the Lender complied with its obligations as regards treaty formalities under Section 2.16(d), (iii) in the case of a UK Non-Bank Lender, a direction under section 931 of the UK Taxes Act (as that provision has effect on the date on which the relevant UK Non-Bank Lender became a party to this Agreement), which related to the relevant payment, has been given (and not revoked), a UK Borrower (or Non-Loan Party Borrower that is a UK Subsidiary) has notified that UK Non-Bank Lender of the precise terms of that direction and deduction or withholding for or on account of tax is required to be made from the relevant payment solely because that direction has been given (and not revoked) or (iv) in the case of a UK Non-Bank Lender, the relevant Lender has not given a Tax Confirmation to the UK Borrower (or Non-Loan Party Borrower that is a UK Subsidiary) and the amount payable could have been made to the relevant Lender without deduction or withholding for or on account of any tax if that Lender had given a Tax Confirmation to the UK Borrower (or Non-

Loan Party Borrower that is a UK Subsidiary), on the basis that the Tax Confirmation would have enabled the UK Borrower (or Non-Loan Party Borrower that is a UK Subsidiary) to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK Taxes Act;
     (c) any United States withholding taxes imposed on amounts payable to any Lender at the time such Lender becomes a party to this Agreement, except to the extent such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from any Borrower with respect to such Taxes; and
     (d) any withholding or other taxes that are attributable to a Lender’s failure to comply with the requirements of paragraph (d) or (e) of Section 2.16, and (e) any branch profits taxes imposed by the United States.
          “Executive Order”: as defined in Section 4.22(a).
          “Existing Convertible Notes”: collectively, (a) the 2.875% Senior Convertible Notes Due 2027 issued by Holdings pursuant to the Indenture dated June 27, 2007, between Holdings and U.S. Bank National Association, as Trustee and (b) the 3.00% Senior Convertible Notes Due 2028 issued by Holdings pursuant to the Indenture dated December 21, 2009, between Holdings and U.S. Bank National Association, as Trustee.
          “Existing Credit Agreement”: as defined in the preamble section hereto.
          “Extensions of Credit”: as to any Lender at any time, (a) the aggregate Outstanding Amount of the Revolving Credit Loans of such Lender plus (b) such Lender’s Percentage multiplied by the Outstanding Amount of all (i) L/C Obligations, plus (ii) Swingline Loans.
          “FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the IRS thereunder as a precondition to relief or exemption from Taxes under such provisions).
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers (or, if such day is not a Business Day, for the next preceding Business Day), as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Wells Fargo from three federal funds brokers of recognized standing selected by it.
          “Fee Letter”: that certain letter agreement dated February 4, 2011 among the Borrowers, Wells Fargo and Wells Fargo Securities, LLC relating to certain fees payable in connection with this Agreement and other matters set forth therein, each as may be amended, restated, supplemented or otherwise modified from time to time.
          “Fee Payment Date”: (a) the last Business Day of each March, June, September and December (commencing on March 31, 2011), (b) the Termination Date and (c) the date the Commitments are reduced to zero.
          “Financial Support Direction”: a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.

          “Fiscal Year” means the fiscal year of Holdings, being, on the date hereof, each period from July 1 of a year through June 30 of the following year.
          “Foreign Currency” means an official national currency of any nation other than the United States and which constitutes freely-transferrable and lawful money under the laws of the country of issuance.
          “Foreign Currency Advance” means a Borrowing denominated in a Foreign Currency.
          “Foreign Lender” shall mean, for purposes of the Tax in question, a Lender that is treated as foreign by the jurisdiction imposing such Tax and shall include, for the avoidance of doubt, with respect to any UK Borrower (or Non-Loan Party Borrower that is a UK Subsidiary), a UK Treaty Lender.
          “Foreign Subsidiary”: any Subsidiary of Holdings that is not a US Subsidiary.
          “Funding Default”: as defined Section 2.14(c).
          “Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrowers and the Lenders.
          “FX Reference Rate”: for any Foreign Currency, as of any covenant calculation date, (a) from the Closing Date through June 30, 2011, the Spot Rate in effect as of the Closing Date for such Foreign Currency, and (b) after June 30, 2011, the exchange rate used in preparing the annual audited financial statements of Holdings for the immediately preceding Fiscal Year (or, in either case, if no such exchange rate then exists for such currency, the Spot Rate for such Foreign Currency as of a date reasonably selected by Holdings that is on or about the date that Holdings and its Subsidiaries first recorded transactions in such Foreign Currency).
          “GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that, for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on June 30, 2010 and consistent with those used in the preparation of the most recent audited financial statements delivered on or prior to the date hereof pursuant to Section 6.1(a); provided that, notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings or any of its Subsidiaries at “fair value”, as defined therein, and (b) the principal amount of any Indebtedness of Holdings or any of its Subsidiaries in the form of the Existing Convertible Notes or any other Indebtedness that is convertible into Capital Stock shall be valued at the stated amount thereof, without any reduction on account of the equity component thereof. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Holdings, the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Holdings, the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
          “Global Borrowing Base”: at any date, eighty-five percent (85%) of the sum of each of the following, without duplication: (a) cash of any Loan Party held overnight in such Loan Party’s Store Safe; (b) the cash balances held in Store Accounts of Loan Parties; (c) the amount payable under checks properly endorsed to a Loan Party and held in such Loan Party’s Store Safe or converted to electronic form; (d) clearing house transfers to a Loan Party initiated on the previous day and transfers of same-day funds to a Loan Party to be credited to such Loan Party’s Store Account; (e) cash held overnight by armored car carriers for the benefit of Loan Parties; (f) cash balances held in demand deposit accounts and/or investment accounts of Loan Parties on which the Administrative Agent, for the benefit of the Secured Parties, has been granted a first priority perfected Lien; and (g) Eligible CLP Assets of Loan Parties; provided that, in no event shall any of the items described in subparagraphs (a) through (g) above be included in any calculation of the “Global Borrowing Base” to the extent any of the same are subject to any Liens other than Permitted Liens.
          “Global Borrowing Base Report”: a report in the form attached hereto as Exhibit B-1, certified by a Responsible Officer of each Loan Party.
          “Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Group Members”: Holdings and each of its Subsidiaries, including without limitation, each Loan Party and Non-Loan Party Borrower.
          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.
          “Guarantors”: without duplication, the collective reference to US Obligation Guarantors and the Non-US Obligation Guarantors.
          “HMRC”: HM Revenues & Customs.
          “Holdings”: as defined in the preamble hereto.
          “HY Indenture”: that certain Indenture dated as of December 23, 2009 by and among NMM, as issuer, various of the Guarantors, as guarantors, and U.S. Bank National Association, as trustee.
          “HY Notes”: notes issued under the HY Indenture.
          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
          “Information”: as defined in Section 11.15.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, Canadian, United Kingdom, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Intercompany Note”: a promissory note substantially in the form of Exhibit E hereto.
          “Interest Payment Date”: (a) as to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and December to occur while such Loan is outstanding; (b) as to any Eurocurrency Loan, CDOR Loan or Alternate Rate Loan having an Interest Period of three months or less, the last day of such Interest Period; (c) as to any Eurocurrency Loan , CDOR Loan or Alternate Rate Loan having an Interest Period longer than three (3) months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period; (d) as to any Loan (other than any Revolving Credit Loan that is an ABR Loan or any Swingline Loan, except in the case of the repayment or prepayment of all Loans), the date of any repayment or prepayment made in respect thereof; (e) as to any Swingline Loan, the day that such Loan is required to be repaid; and (f) as to any Loan, on the Termination Date; provided that, notwithstanding the foregoing, in the case of Loans to any UK Borrower, the first Interest Payment Date shall be September 30, 2011 (or, as to any Tranche, such earlier date after September 2, 2011 which is the last date of the Interest Period for such Tranche), and such UK Borrower shall be required to pay on such date, all interest accrued on Loans prior to such date.
          “Interest Period”: as to any Eurocurrency Loan, CDOR Loan or Alternate Rate Loan, (a) initially, in the case of any Eurocurrency Loan, CDOR Loan or Alternate Rate Loan, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan, CDOR Loan or Alternate Rate Loan, and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the relevant Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan, CDOR Loan or Alternate Rate Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by such Borrower by delivery of an irrevocable Notice of Conversion/Continuation to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
          (ii) no Borrower or Non-Loan Party Borrower may select an Interest Period that would extend beyond the Termination Date; and
          (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
          “Investments”: as defined in Section 7.8.
          “Issuing Lender”: Wells Fargo, or any affiliate thereof, in its capacity as issuer of any Letter of Credit or, if such Issuing Lender shall not be acceptable to any beneficiary of any Letter of Credit, for purposes of such Letter of Credit, such other Lender or an Affiliate of a Lender that, with the approval of the Administrative Agent and the Borrower, agrees, pursuant to an agreement with and in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers, to be bound by the terms hereof applicable to the Issuing Lender.
          “ITA”: the Income Tax Act (Canada), as amended.
          “Judgment Currency”: as defined in Section 11.19.
          “Judgment Currency Conversion Date”: as defined in Section 11.19.
          “Lenders”: as defined in the preamble hereto.
          “L/C Sublimit”: the obligation of the Issuing Lender to issue Letters of Credit pursuant to Section 3 in an aggregate principal amount at any one time outstanding not to exceed, at any time, the lesser of (a) $60,000,000 and (b) the Total Commitments.
          “L/C Disbursement”: a payment or disbursement made by the Issuing Lender pursuant to a drawing under a Letter of Credit.
          “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.
          “L/C Participants”: the collective reference to all the Lenders other than the Issuing Lender.
          “Letters of Credit”: as defined in Section 3.1(a)(ii).
          “Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loans”: means any Revolving Credit Loan or Swingline Loan, as applicable.
          “Loan Documents”: this Agreement, the Security Documents, the Notes, the Fee Letter and any other document issued in conjunction with this Agreement from time to time and designated as being a “Loan Document”.
          “Loan Parties”: collectively, the Borrowers and Guarantors.
          “Material Acquisition”: any acquisition of property or series of related acquisitions of property that (a) is material in accordance with GAAP or (b) constitutes an Acquisition involving the payment of consideration by a Group Member in excess of $2,000,000.
          “Material Adverse Effect”: a material adverse effect on and/or material adverse developments with respect to (a) the business, assets, liabilities, operations, condition (financial or otherwise), operating results, projections or prospects of the Group Members taken as a whole, (b) a significant portion of the industry or business segment in which the Group Members operate or rely upon if such effect or development is reasonably likely to have a material adverse effect on the Group Members taken as a whole, (c) the ability of any Group Member to fully and timely perform its Obligations under any Loan Document to which it is a party or (d) the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents or the rights, remedies and benefits available to, or conferred upon, the Administrative Agent, any Lender or any Secured Party hereunder or thereunder.
          “Material Disposition”: any Disposition of property or series of related Dispositions of property that yields gross proceeds to any Group Member in excess of $2,000,000.
          “Material Environmental Amount”: an amount payable by any Group Member in excess of $15,000,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.
          “Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, or radiofrequency radiation at levels known to be hazardous to human health and safety.
          “Material Subsidiary”: any Group Member that (i) has EBITDA that constitutes at least 5% of the Consolidated EBITDA, (ii) has EBITDA equal to at least $10,000,000 or (iii) owns assets that are material to the operations of the Group Members, taken as a whole.
          “Maximum Amount”: as defined in Section 11.18(a).
          “Moody’s”: Moody’s Investors Service, Inc., or any successor thereto.
          “Mortgaged Properties”: the real properties as to which, pursuant to Section 6.9(e) or otherwise, the Administrative Agent and/or the Security Trustee (as appropriate), for the benefit of the Secured Parties, shall be granted a Lien.
          “Mortgages”: each of the mortgages, debentures, immovable hypothecs, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, in form and substance acceptable to the Administrative Agent.
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other customary fees and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and (iii) taxes paid and the relevant Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by any Group Member in connection with such Asset Sale or Recovery Event in the taxable year that such Asset Sale or Recovery Event is consummated, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes and (b) in connection with any issuance or sale of Capital Stock or any incurrence or issuance of Indebtedness, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
          “Net Income”: for any Person, for any period, the net income (or loss) of such Person, determined in accordance with GAAP.
          “New York UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York.
          “Non-Loan Party”: any Group Member that is not a Loan Party.
          “Non-Loan Party Borrower”: any Non-Loan Party that has joined as a party to this Agreement pursuant to Section 10.1(c) hereof.
          “Non-Loan Party Borrower Note”: a promissory note delivered by any Non-Loan Party Borrower in the form of Exhibit C-5 hereto.
          “Non-Recourse CLP Financing”: any transaction or series of transactions pursuant to which any Group Member (other than any SPE) sells or otherwise transfers to an SPE, and such SPE acquires (and such SPE, and any successor transferee thereof, may in turn sell, contribute to capital or otherwise transfer to any other SPE), any CLP Assets or interests therein, which acquisition is financed by such SPE with (a) the proceeds of Indebtedness, (b) the proceeds of the Investment in the form of Residual Interests in such SPE and/or (c) the proceeds of collection on, or any sale or other transfer of, CLP Assets, or interests therein, so previously acquired by such SPE; provided that the financing terms, covenants, termination events and other provisions (including collateralization levels) thereof shall be on customary market terms for securitization transactions involving assets such as, or similar to, the CLP Assets subject thereto (as determined in good faith by the Board of Directors of Holdings).
          “Non-Recourse CLP Financing Indebtedness”: Indebtedness incurred or issued by an SPE as part of a Non-Recourse CLP Financing.
          “Non-US Borrower”: as defined in the preamble hereto.
          “Non-US Collateral”: any Collateral that is not US Collateral.
          “Non-US Loan Party”: any Loan Party that is not a US Loan Party.
          “Non-US Obligation Guarantors”: collectively, the Loan Parties guaranteeing the Obligations of the Non-US Borrowers and Non-Loan Party Borrowers, consisting of Holdings, the Borrowers and the Subsidiary Guarantors.
          “Non-US Obligations”: the portion of the Obligations evidenced by any Loan or other Extension of Credit made to, or for the benefit of, any Non-US Loan Party, Non-Loan Party Borrower or other Foreign Subsidiary, hereunder or under any other Loan Document and any Obligations relating thereto, together with any Obligations of any Non-US Loan Party under any Specified Swap Agreement or Cash Management Obligations Agreement.
          “Non-US Obligations Secured Parties”: each Secured Party to whom Non-US Obligations are owed, to the extent thereof.

          “Non-US Revolving Credit Note”: any promissory note delivered by the Non-US Borrowers in the form of Exhibit C-2 hereto, as may be amended, restated supplemented or otherwise modified from time to time.
          “Non-US Swingline Note”: any promissory note delivered by the Non-US Borrowers in the form of Exhibit C-3 hereto, as may be amended, restated supplemented or otherwise modified from time to time.
          “Note”: each of the Non-US Revolving Credit Notes, US Revolving Credit Notes, Non-US Swingline Notes, US Swingline Notes and Non-Loan Party Borrower Notes.
          “Notice of Additional Borrower”: a Notice of Additional Borrower, in substantially the form of Exhibit F-4 hereto.
          “Notice of Borrowing”: a Notice of Borrowing, in substantially the form of Exhibit F-1 hereto.
          “Notice of Conversion/Continuation”: a Notice of Conversion/Continuation, in substantially the form of Exhibit F-2 hereto.
          “Notice of Prepayment”: a Notice of Prepayment, in substantially the form of Exhibit F-3 hereto.
          “Obligation Currency”: as defined in Section 11.19(a).
          “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party or Non-Loan Party Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, Reimbursement Obligations, Cash Management Obligations and all other obligations and liabilities of any Loan Party to any Qualified Counterparty under a Specified Swap Agreement, in each case whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Letter of Credit, any Specified Swap Agreement, Cash Management Obligations Agreement, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Secured Party that are required to be paid by any Group Member pursuant hereto) or otherwise.
          “OECD Country” means any member nation of the Organization for Economic Co-operation and Development.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except for any such Tax payable in respect of an Assignment or sale of a participation pursuant to Section 11.6.
          “Outstanding Amount”: means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of such Loans, as the case may be, occurring on such date, and (b) with respect to any L/C

Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any issuance of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrowers of unreimbursed L/C Disbursements.
          “Participant”: as defined in Section 11.6(c).
          “Participating Member State”: any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
          “Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001, 31 U.S.C. Section 5318.
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Pensions Regulator”: the pensions regulator appointed from time to time under Part I of the Pensions Act 2004.
          “Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Extensions of Credit then constitutes the Total Extensions of Credit; provided that in the event that the Revolving Credit Loans are paid in full prior to the reduction to zero of the Extensions of Credit, the Percentages shall be determined in a manner designed to ensure that the other outstanding Extensions of Credit shall be held by the Lenders on a comparable basis.
          “Permitted Acquisition”: as defined in Section 7.8(i).
          “Permitted Capital Stock Lien”: means, as to any Capital Stock a Lien on such Capital Stock permitted under Section 7.3(a) or 7.3(h) hereof.
          “Permitted Lien”: as defined in Section 7.3.
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Platform”: as defined in Section 11.20.
          “Pounds” or “£”: pound sterling in lawful currency of the United Kingdom.
          “PPSA” shall mean the Personal Property Security Act or similar personal property security legislation as in effect from time to time (except as otherwise specified) in any applicable province or territory of Canada. As for Collateral situated in the Province of Québec, the term “PPSA” shall mean the Civil Code of Québec.
          “Pricing Grid”: the table set forth below.

	Applicable Margin
	for Eurocurrency
	Loans, CDOR Loans	Applicable Margin
Consolidated Leverage	and Alternate Rate	for ABR Loans and
Ratio	Loans	Swingline Loans	Commitment Fee Rate
Greater than 3.00 to 1.0	4.00%	3.00%	0.75%
Equal to or less than 3.00 to 1.0 but greater than 2.50 to 1.0	3.75%	2.75%	0.75%
Equal to or less than 2.50 to 1.0	3.50%	2.50%	0.625%
For the purposes of the Pricing Grid, changes in the Applicable Margin and the Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three (3) Business Days after the date on which financial statements (from which the Consolidated Leverage Ratio is derived) are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements (from which the Consolidated Leverage Ratio is derived) are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, (i) at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply and (ii) if, at any time on or after the Closing Date, Holdings’ corporate credit rating from (A) Moody’s shall be lower than B2 (or shall cease to be rated) or (B) S&P shall be lower than B (or shall cease to be rated), each of the percentages set forth in the table above shall automatically increase by 1.00%. Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.
          “Prime Rate”: the rate of interest per annum publicly announced from time to time by Wells Fargo (or its affiliate designated by it for such purpose), as its prime rate in effect for loans denominated in the applicable currency at its principal office in New York City (or such other location as may be designated by it for such purpose) (the Prime Rate not being intended to be the lowest rate of interest charged by Wells Fargo, in connection with extensions of credit to debtors).
          “Pro Forma Basis”: For the purposes of calculating (a) Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period any Group Member shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period any Group Member shall have made a

Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period (including, in each such case, pro forma adjustments (x) arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges and (y) such other pro forma adjustments relating to a specific transaction or event that are reasonably satisfactory to the Administrative Agent and reflective of actual or reasonably anticipated synergies and cost savings expected to be realized or achieved in the twelve months following such transaction or event, which pro forma adjustments shall be certified by the chief financial officer, chief credit officer, treasurer, controller or comptroller of the relevant Borrower), (b) Consolidated Interest Expense for any Reference Period, if at any time during such Reference Period any Group Member shall have incurred any Indebtedness (including, without limitation, Acquired Indebtedness) in connection with a Material Acquisition, Consolidated Interest Expense shall be calculated after giving pro forma effect to such incurrence of Indebtedness as if such Indebtedness was incurred on the first day of such Reference Period and (c) Consolidated Lease Expense and capitalized lease payments for any Reference Period, if at any time during such Reference Period any Group Member shall have made a Material Acquisition or Material Disposition, Consolidated Lease Expense and capitalized lease payments, respectively, for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition occurred on the first day of such Reference Period.
          “Pro Forma Compliance”: in connection with any applicable transaction, the Borrowers demonstrate (i) that the limitations set forth in Section 2.1(a) would not be exceeded and (ii) pro forma compliance with the covenants contained in Sections 6 and 7; provided that such compliance with respect to the covenants contained in Sections 7.1(a) and (c) shall be measured with the assumption that the ratio levels set forth in such covenants are 25 basis points lower than those actually in effect as of the date of measurement in Sections 7.1(a) and (c) hereof.
          “Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC.
          “Process Agent”: as defined in Section 11.12(d).
          “Projections”: as defined in Section 6.2(c).
          “Properties”: as defined in Section 4.17(a).
          “Public Lender”: as defined in Section 11.20.
          “Qualified Counterparty”: with respect to any Specified Swap Agreement, any counterparty thereto that, at the time such Specified Swap Agreement was entered into (or as of the Closing Date for any Specified Swap Agreement in existence as of the Closing Date), was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.
          “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation, eminent domain or similar proceeding relating to any asset of any Group Member.

          “Reduction Amount” means the amount of Wells Fargo’s Commitment in excess of $35,000,000 as of the Reduction Date (or such lesser amount as may be agreed to by Wells Fargo, in its absolute and sole discretion and without any obligation).
          “Reduction Date” means June 30, 2011 (or such later date as may be agreed to by Wells Fargo, in its absolute and sole discretion and without any obligation).
          “Reference Rate”: (a) with respect to any Loan denominated in US Dollars, Euro or Pounds, for each day during each Interest Period with respect thereto, a rate per annum equal to the Eurocurrency Rate; (b) with respect to any CDOR Loan, for each day during each Interest Period with respect thereto, a rate per annum equal to the CDOR Rate, (c) with respect to any ABR Loan, the ABR Rate, and (d) with respect to any Alternate Rate Loan, such Reference Rate as shall be agreed in connection with the approval of such Approved Currency.
          “Refunded Swingline Loans”: as defined in Section 2.4(b).
          “Register”: as defined in Section 11.6(b)(iv).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reimbursement Obligation”: the obligation of any Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay Loans pursuant to Section 2.8(a) as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the relevant Borrower has delivered a Reinvestment Notice.
          “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the applicable Group Member intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.
          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Group Members’ business.
          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 270 days after such Reinvestment Event and (b) the date on which the applicable Group Member shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Group Member’s business with all or any portion of the relevant Reinvestment Deferred Amount.
          “Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, ..29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Required Lenders”: at any time, the holders of more than 50% of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Extensions of Credit then outstanding.
          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to the conduct by such Person of the business in which it is currently engaged or to which such Person or any of its property is subject; provided, that for the avoidance of doubt and notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “change in a Requirement of Law”, regardless of the date enacted, adopted or issued.
          “Reservations”: (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors; (b) the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defenses of set-off or counterclaim; and (c) any other general principles which are set out as qualifications as to matters of law in the legal opinions delivered to the Administrative Agent under Section 5.
          “Residual Interest”: with respect to any SPE, the residual right (which may be represented by an excess distribution right, an equity interest or a subordinated debt obligation of such entity) to receive cash flows from the CLP Assets sold to such SPE in excess of amounts needed to pay principal of, interest on and other amounts in respect of Non-Recourse CLP Financing Indebtedness of such SPE, servicing expenses of such SPE, costs in respect of Swap Agreements of such SPE (if any) and/or other obligations of such SPE, as applicable.
          “Responsible Officer”: the chief executive officer, director, president, chief financial officer, treasurer, controller or comptroller of the relevant Loan Party, but in any event, with respect to financial matters, the chief financial officer, chief credit officer, finance director, treasurer, controller or comptroller or chief credit officer of such Loan Party.
          “Restricted Investment Non-Wholly Owned Subsidiary”: as defined in Section 7.8.
          “Restricted Payments”: as defined in Section 7.6.
          “Revaluation Date” means, with respect to any Extension of Credit denominated in a Foreign Currency, each of the following: (a) the date on which such Extension of Credit is made; (b) the last Business Day of each month and any other date of which the Borrowers deliver a Global Borrowing Base Certificate or a US Borrowing Base Certificate; and (c) such additional dates as the Administrative Agent may determine.
          “Revolving Credit Loans”: as defined in Section 2.1(a).

          “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
          “S&P”: Standard & Poor’s Ratings Services, or any successor thereto.
          “Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Group Member sells substantially all of its right, title and interest in any property and, in connection therewith, a Group Member acquires, leases or licenses back the right to use all or a material portion of such property.
          “Secured Party Accession Undertaking”: in respect of the UK Security Trust Agreement, a Secured Party Accession Undertaking entered into pursuant to (and as defined in) the UK Security Trust Agreement and accepted by the Administrative Agent and Security Trustee under the UK Security Trust Agreement, the form of which is set out in Schedule 1 to the UK Security Trust Agreement.
          “Secured Parties”: the collective reference to the Administrative Agent, the Lenders, any Qualified Counterparties and any Lender or Affiliate of a Lender to whom Cash Management Obligations are then due and owing; provided that, with respect to any Non-US Collateral, the Secured Parties shall refer only to Non-US Obligations Secured Parties.
          “Securities Act”: the Securities Act of 1933, as amended.
          “Security Documents”: the collective reference to the UK Security Agreements, the UK Share Charge Agreements, the UK Security Trust Agreement, the Canadian Security Agreements, the Canadian Guarantee Agreements, the US Guarantee and Collateral Agreement, any Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure any Obligations.
          “Security Trustee”: Wells Fargo, together with any of its Affiliates, in its capacity as the security trustee for the Secured Parties under any of the Loan Documents from time to time pursuant to which it is expressed to be acting as security trustee for the Secured Parties, together with any of its successors in such capacity.
          “Servicing File”: for any CLP Asset, all documents, records and other items maintained by the servicer relating to such CLP Asset and the obligor thereunder which are not otherwise included in the Contract File for such CLP Asset.
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
          “SL Scheme”: the Syndicated Loan Scheme as described in HMRC Guidelines dated September 2010 and administered by HMRC’s Centre for Non-Residents.
          “Solvent”: with respect to any Person, means that as of any date of determination, (a) the sum of the “fair value” of the assets of such Person will, as of such date, exceed the sum of all debts of such Person as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability on existing debts of such Person as such debts become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct any business in which it is or is about to become engaged and to pay its debts as they fall due and (d) such Person does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay as they mature or, in respect of the events or circumstances described in clauses (a) through (d) above, the corresponding or analogous event or circumstance in any jurisdiction to which that Person or its assets are subject. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, prospective, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, prospective, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “SPE”: any Person that is a special purpose trust, partnership, limited liability company or similar entity, in each case formed at the direction of any Group Member for the purpose of effecting a Non-Recourse CLP Financing with such Group Member and that engages in no business or activities other than in connection with such Non-Recourse CLP Financing and any activities incidental thereto; provided that:
     (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Person (i) is Guaranteed by Holdings or any of its other Subsidiaries (excluding any Guarantee Obligations (other than Guarantee Obligations of the principal of, and interest on, Indebtedness) that may be deemed to exist solely pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings or any of its other Subsidiaries in any way, other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Holdings or any of its other Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
     (b) neither Holdings nor any of its other Subsidiaries has any obligation to maintain or preserve such Person’s financial condition or cause such Person to achieve certain levels of operating results, excluding any such obligation that may be deemed to exist solely pursuant to Standard Securitization Undertakings; and
     (c) such Person has no Indebtedness other than any Non-Recourse CLP Financing Indebtedness.
          “Specified Rate”: as defined in Section 2.11(e).
          “Specified Swap Agreement”: any Swap Agreement, between a Loan Party and a Qualified Counterparty, in respect of interest rates or currency exchange rates, to the extent permitted under Section 7.12.
          “Spot Rate” for a currency means the rate quoted by the Administrative Agent as the spot rate for the purchase by Administrative Agent of such currency with the other currency through its foreign exchange desk in London at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that with respect to a foreign exchange computation made on a date indicated in clauses (c), (d) or (e) of the definition of Revaluation Date, “Spot Rate” shall mean the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with the other currency through its foreign exchange desk in

San Francisco at approximately 1:00 p.m. on the date as of which the foreign exchange computation is made; and provided further that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.
          “Standard Securitization Restrictions”: such restrictions on the ability of any SPE to (a) pay dividends on or make any other Restricted Payments in respect of its Capital Stock to any Person, (b) make any loans or advances to, or any other Investments in, any Person, (c) transfer any of its assets to any Person or (d) create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, in each case as are usual and customary in connection with Non-Recourse CLP Financings, including any Standard Securitization Undertakings.
          “Standard Securitization Undertakings”: all representations, warranties, covenants, indemnities and servicing obligations made or entered into by DFG or any of its Subsidiaries (other than an SPE) in connection with Non-Recourse CLP Financings involving CLP Assets, provided that such representations, warranties, covenants, indemnities and servicing obligations are usual and customary for securitization transactions involving assets of such type.
          “Store”: a retail location of a Loan Party which has been disclosed in writing to the Lenders and is either (a) owned by such Loan Party, or (b) subject to a valid and enforceable real property lease in favor of such Loan Party under which no event of default has occurred and is continuing.
          “Store Account”: as to any Store, a local deposit account from which the related Loan Party receives cash for operations at such Store, that (a) is with a bank which is not then subject to any insolvency, receivership or other similar regulatory action or oversight, (b) has been disclosed in writing to the Lenders, and (c) if required under the Loan Documents, is subject to a Deposit Account Control Agreement (as defined in the US Guarantee and Collateral Agreement).
          “Store Safe”: as to any Store, a secure, fireproof and properly functioning safe meeting customary industry standards, maintained at such Store.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other Capital Stock or ownership interests having ordinary voting power (other than Capital Stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person or (b) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.
          “Subsidiary Guarantors”: the US Subsidiary Guarantors, the Canadian Subsidiary Guarantors, the UK Subsidiary Guarantors and any additional Subsidiary Guarantor added pursuant to Section 10.2 hereof.
          “Swap Agreement”: any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Group Member shall be a “Swap Agreement”.
          “Swingline Sublimit”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed, at any time, the lesser of (a) $30,000,000 and (b) the Total Commitments.
          “Swingline Lender”: Wells Fargo, in its capacity as the lender of Swingline Loans.
          “Swingline Loans”: as defined in Section 2.3.
          “Swingline Participation Amount”: as defined in Section 2.4(c).
          “Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
          “Tax Confirmation”: a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender is a UK Non-Bank Lender.
          “Taxes”: all present or future income or other taxes, levies, imposts, duties, charges, fees, deductions, withholdings, or similar charges imposed, levied, collected, withheld or assessed by any Governmental Authority, including any and all liabilities (including interest, additions to tax or penalties) applicable thereto, excluding, in the case of each Lender and the Administrative Agent, Excluded Taxes and Other Taxes.
          “Termination Date”: March 1, 2015.
          “Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.
          “Total Extensions of Credit”: at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.
          “Tranche” the collective reference to Eurocurrency Loans, CDOR Loans and Alternate Rate Loans issued hereunder, the then current Interest Periods with respect to all of which (a) begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day) and (b) are in the same Approved Currency.
          “Transferee”: any Assignee or Participant.
          “Type”: as to any Loan, its nature as an ABR Loan, a Eurocurrency Loan, a CDOR Loan or an Alternate Rate Loan.
          “UK Bank Lender”: a Lender (a) which is a bank (as defined for the purpose of section 879 of the UK Taxes Act) making an advance under a Loan Document or (b) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the UK Taxes Act) at the time that that advance was made, and, in the case of each of the foregoing clauses (a) and (b), which is within the charge to United Kingdom corporation tax as respects, and is beneficially entitled to any payments of interest made in respect of that advance.
          “UK Borrowers”: Dollar UK, ICL and any other party hereto organized or existing under the laws of England and Wales which becomes a Non-US Borrower pursuant to Section 10.1(b).
          “UK Loan Party”: any UK Borrower or UK Subsidiary Guarantor.
          “UK Non-Bank Lender”: a Lender which, in each case, is beneficially entitled to interest payable to it under this Agreement or any other Loan Documents (a) which is a company resident in the United Kingdom for United Kingdom tax purposes or (b) which satisfies the conditions set out in Section 934 or 937 of the UK Taxes Act.
          “UK Qualifying Lender”: a Lender which is either a: (a) UK Bank Lender; (b) UK Non-Bank Lender; or (c) UK Treaty Lender.
          “UK Security Agreements”: collectively (i) the Guarantee and Debenture dated 30 October 2006 and as amended pursuant to an Amendment Deed dated on or about the date of this Agreement in each case made between Dollar UK, the other Group Members named therein, the Administrative Agent and the Security Trustee, and (ii) the Guarantee and Debenture dated on or about the date of this Agreement made between Dollar UK, the other Group Members named therein, the Administrative Agent and the Security Trustee, each as may be further amended, restated, supplemented or otherwise modified from time to time.
          “UK Security Trust Agreement”: the Security Trust Deed dated 30 October 2006 as amended and restated pursuant to the terms of an Amendment Deed dated on or about the date of this Agreement in each case between, among others, Dollar UK, the Administrative Agent, the Security Trustee and the UK Loan Parties identified therein, as further amended, restated, supplemented or otherwise modified from time to time.
          “UK Share Charge Agreements”: collectively, (i) the First Share Charge dated 30 October 2006 as amended and restated pursuant to an Amendment Deed dated on or about the date of this Agreement in each case made between DFG World, Inc., the Administrative Agent and the Security Trustee, (ii) the First Share Charge to be executed on or about the date of this Agreement between DFG World, Inc., the Administrative Agent and the Security Trustee, (iii) the Second Share Charge to be executed on or about the date of this Agreement between DFG World, Inc., the Administrative Agent and the Security Trustee, and (iv) the Share Charge to be executed on or about the date of this Agreement between NMM, the Administrative Agent and the Security Trustee.
          “UK Subsidiary”: any Subsidiary of Holdings organized or existing under the laws of England and Wales.
          “UK Subsidiary Guarantor”: each UK Subsidiary (other than any UK Borrower) that is party to a UK Security Agreement from time to time.
          “UK Taxes Act”: the United Kingdom Income Tax Act 2007.
          “UK Treaty”: as defined in the definition of “UK Treaty State”.

          “UK Treaty Lender”: a Lender which is beneficially entitled to interest payable to that Lender under this Agreement or any other Loan Document: (a) is treated as a resident of a UK Treaty State for the purposes of the relevant UK Treaty; (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Borrowing or rights and obligations under the relevant Loan Document is effectively connected; and (c) meets all other conditions in the relevant UK Treaty for full exemption from tax imposed by the United Kingdom, except that for this purpose it shall be assumed that the following are satisfied: (i) any condition which relates (expressly or by implication) to there being a special relationship between the UK Borrower (or the Non-Loan Party Borrower that is a UK Subsidiary) and the Lender or between both of them and another person, or to the amounts or terms of any Loan or the Loan Documents or to any other matter that is outside the exclusive control of that Lender and (ii) any necessary procedural formalities.
          “UK Treaty State”: a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
          “Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
          “United States”: the United States of America.
          “US Borrower”: as defined in the preamble hereto.
          “US Borrowing Base”: at any date, eighty-five percent (85%) of the sum of each of the following, without duplication: (a) cash of any US Loan Party held overnight in such US Loan Party’s Store Safe; (b) the cash balances held in Store Accounts of US Loan Parties; (c) the amount payable under checks properly endorsed to a US Loan Party and held in such US Loan Party’s Store Safe or converted to electronic form; (d) clearing house transfers to a US Loan Party initiated on the previous day and transfers of same-day funds to a US Loan Party to be credited to such US Loan Party’s Store Account; (e) cash held overnight by armored car carriers for the benefit of US Loan Parties; (f) cash balances held in demand deposit accounts and/or investment accounts of US Loan Parties on which the Administrative Agent, for the benefit of the Secured Parties, has been granted a first priority perfected Lien; and (g) Eligible CLP Assets of US Loan Parties; provided that, in no event shall any of the items described in subparagraphs (a) through (g) above be included in any calculation of the “US Borrowing Base” to the extent any of the same are subject to any Liens other than Permitted Liens.
          “US Borrowing Base Report”: a report in the form attached hereto as Exhibit B-2, certified by a Responsible Officer of DFG.
          “US Collateral”: Collateral granted by the US Borrowers and the US Obligation Guarantors (excluding voting Capital Stock of a Foreign Subsidiary in excess of 65% of the outstanding voting Capital Stock of such Foreign Subsidiary).
          “US Dollars” and “$”: dollars in lawful currency of the United States.
          “US Obligation Guarantors”: collectively, the Loan Parties guaranteeing the US Obligations, consisting of Holdings and the US Subsidiary Guarantors.
          “US Obligations”: Obligation other than Non-US Obligations.
          “US Revolving Credit Note”: a promissory note in the form of Exhibit C-1.

          “US Swingline Note”: a promissory note in the form of Exhibit C-3.
          “US Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by each US Borrower and each US Subsidiary Guarantor hereunder.
          “US Loan Party”: any Loan Party organized or existing under the laws of the United States, any of the fifty states or the District of Columbia.
          “US Sublimit”: $75,000,000.
          “US Subsidiary”: any Subsidiary of Holdings organized or existing under the laws of the United States, any of the fifty states or the District of Columbia.
          “US Subsidiary Guarantors”: each US Subsidiary (other than any US Borrower) that is party to the US Guarantee and Collateral Agreement from time to time.
          “VAT” means value added tax as provided for in the United Kingdom Value Added Tax Act 1994 or any other tax of a similar nature whether of the UK or elsewhere.
          “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
          “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of Holdings.
          1.2 Other Interpretive Provisions.
     (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
     (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations (including any of the Loan Documents) shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time.
     (c) For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of any representations, warranties, covenants (including financial covenants), required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in US Dollars, such amounts shall be in the

Dollar Equivalent Amount thereof to the extent any component of such amount is then denominated in a currency other than US Dollars, and any requisite currency translation (other than for purposes of calculating the Currency Adjustment Reserve, which shall be calculated in accordance with the definition thereof) shall be based on the Spot Rate in effect on the Business Day immediately preceding the date of such transaction or determination and shall not be affected by subsequent fluctuations in exchange rates; provided, however, that the above shall not, in any case, apply to the calculation of any amount of any Extension of Credit (which amount shall be recalculated hereunder as of each Revaluation Date).
     (d) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2 AMOUNT AND TERMS OF COMMITMENTS
          2.1 Commitments.
     (a) Each Lender severally agrees to make loans in Approved Currencies (each such loan, a “Revolving Credit Loan”) to any Borrower or Non-Loan Party Borrower, provided that, after giving effect to any Borrowing:
          (i) the Total Extensions of Credit shall not exceed the lesser of (A) Total Commitments and (B) the Global Borrowing Base;
          (ii) the aggregate Extensions of Credit of any Lender shall not exceed the lesser of (A) its Commitment and (B) such Lender’s Percentage of the Global Borrowing Base;
          (iii) the Total Extensions of Credit to US Borrowers shall not exceed the lesser of (A) the US Sublimit and (B) the US Borrowing Base;
          (iv) the aggregate Extensions of Credit of any Lender to US Borrowers shall not exceed such Lender’s Percentage of lesser of (A) the US Sublimit and (B) the US Borrowing Base; and
          (v) the Total Extensions of Credit to Non-Loan Party Borrowers shall not exceed the limit set forth in Section 7.8(k) hereof.
     (b) During the Commitment Period, any Borrower or Non-Loan Party Borrower may use the Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.
     (c) Each Revolving Credit Loan may from time to time be a Eurocurrency Loan (if denominated in US Dollars, Euros or Pounds), a CDOR Loan (if denominated in Canadian Dollars), and Alternate Rate Loan (if denominated in an Approved Currency other than US Dollars, Euros, Pounds or Canadian Dollars) or an ABR Loan (which shall be denominated in US Dollars), as determined by applicable Borrower or Non-Loan Party Borrower and notified to the Administrative Agent in accordance with Section 2.2.

     (d) Each Revolving Credit Loan may from time to time be in any Approved Currency, as determined by the applicable Borrower or Non-Loan Party Borrower and notified to the Administrative Agent in accordance with Section 2.2.
     (e) The amount of any Foreign Currency Advance, for purposes of Section 2.1(a), shall be the Dollar Equivalent Amount thereof, as determined as of the most recent Revaluation Date.
     (f) All Revolving Credit Loans and other Extensions of Credit shall be due and payable in full on the Termination Date, together with accrued and unpaid interest on all such Revolving Credit Loans and other Extensions of Credit, accrued to but excluding the date of payment (if paid not later than the time such payment is due).
          2.2 Procedure for Revolving Credit Loan Borrowing. Any Borrower or Non-Loan Party Borrower may borrow under the Commitments in accordance with the terms and conditions hereof during the Commitment Period on any Business Day, provided that such Borrower or Non-Loan Party Borrower shall deliver to the Administrative Agent an irrevocable Notice of Borrowing (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, in the case of (a) ABR Loans (other than Swingline Loans), one (1) Business Day prior to the requested Borrowing Date, and (b) Loans other than ABR Loans, four (4) Business Days prior to the requested Borrowing Date; provided that any such notice of a borrowing of ABR Loans to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Credit Loans to be borrowed, (ii) the Approved Currency requested for the Revolving Credit Loans to be borrowed (which shall, in case, be related to the Type of Loan requested (i.e. CDOR Loans shall be in Canadian Dollars), (iii) the requested Borrowing Date, (iv) in the case of Eurocurrency Loans, CDOR Loans or Alternate Rate Loans, the respective amounts of each such Type of Loan and the respective lengths of each initial Interest Period therefor, (v) instructions for remittance of the Revolving Credit Loans to be borrowed, (vi) whether such borrowing is requested by a Borrower or a Non-Loan Party Borrower and (vii) whether the Borrower is a US Borrower or Non-US Borrower. Each request by any Borrower or Non-Loan Party Borrower to borrow Revolving Credit Loans hereunder shall be deemed to be a representation and warranty by such Borrower or Non-Loan Party Borrower that, after giving effect to such Borrowing on the requested Borrowing Date, none of the limitations set forth in Section 2.1(a) shall have been exceeded. Any Revolving Credit Loans borrowed on the Closing Date (the “Closing Date Loans”) shall initially be ABR Loans and no Revolving Credit Loan may be made as, converted into or continued as a Eurocurrency Loan, CDOR Loan or Alternate Rate Loan until notice thereof has been given after the Closing Date pursuant to the provisions hereof. Each borrowing under the Commitments shall be in a Currency Increment applicable to the Approved Currency of such borrowing; provided, that the Swingline Lender may request, on behalf of any Borrower, borrowings under the Commitments that are ABR Loans in other amounts pursuant to Section 2.4. Upon receipt of any such Notice of Borrowing from any Borrower or Non-Loan Party Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of such Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by such Borrower or Non-Loan Party Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to such Borrower or Non-Loan Party Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by such Borrower or Non-Loan Party Borrower, with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
          2.3 Swingline Loans.

     (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrowers under the Commitments from time to time during the Commitment Period by making swing line loans (“Swingline Loans”) to any such Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Sublimit then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Loans, may exceed the Swingline Sublimit then in effect) and (ii) no Borrower shall request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, any of the limitations set forth in Section 2.1(a) shall have been exceeded. During the Commitment Period, the Borrowers may use the Swingline Sublimit by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only (and denominated in US Dollars).
     (b) The Borrowers shall repay all outstanding Swingline Loans on the Termination Date, together with accrued and unpaid interest on all Swingline Loans.
          2.4 Procedure for Swingline Borrowing; Refunding of Swingline Loans.
     (a) Whenever any Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date) confirmed promptly in writing by a Notice of Borrowing, specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Commitment Period). Promptly thereafter, on the Borrowing Date specified in a Notice of Borrowing in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent for the account of such Borrower at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. Such borrowing will then be made available to such Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by such Borrower, with the aggregate of the amounts made available to the Administrative Agent by the Swingline Lender and in like funds as received by the Administrative Agent.
     (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the related Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Credit Loan in favor of such Borrower, in an amount equal to such Lender’s Percentage of the aggregate amount of the Swingline Loans made to such Borrower (each a “Refunded Swingline Loan”) outstanding on the date of such notice, to repay the Swingline Lender. Each Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of any such Refunded Swingline Loan. Such Borrower irrevocably authorizes the Swingline Lender to charge any of its accounts maintained with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loan, to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loan.

     (c) If prior to the time any Revolving Credit Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to any Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.4(b), each Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.4(b), purchase for cash an undivided participating interest in any such then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Percentage times (ii) the amount of each Swingline Loan then outstanding that were to have been repaid with such Revolving Credit Loan.
     (d) Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
     (e) Each Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any Borrower may have against the Swingline Lender, such Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Loan Party, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     (f) Notwithstanding anything to the contrary contained in this Section 2.4, the Swingline Lender shall not be obligated to make any Swingline Loans at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements satisfactory to it to eliminate the Swingline Lender’s risk with respect to any such Defaulting Lender’s funding obligations hereunder, including by cash collateralizing such Defaulting Lender’s Swingline Participation Amount. Within one (1) Business Day of written notice by the Administrative Agent, the relevant Borrower shall deposit into an account held with the Administrative Agent as collateral solely for the benefit of the Swingline Lender an amount equal to such Defaulting Lender’s percentage of outstanding Swingline Loans on such date made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
          2.5 Commitment Fees, etc.
     (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee for the period from and including the date hereof to but excluding the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender

(other than any Defaulting Lender) during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.
     (b) The Borrowers agree to pay to the Administrative Agent the respective fees in the amounts and on the dates as set forth in the Fee Letter and any other fee agreements with the Administrative Agent or any other Lender and to perform any other obligations contained therein.
          2.6 Termination or Reduction of Revolving Commitments. Except as otherwise required by Section 2.8(d) hereof, the Borrowers shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that (a) no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, any of the limitations set forth in Section 2.1(a) would be exceeded, and (b) any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.
          2.7 Optional Prepayments. Each of the Borrowers and Non-Loan Party Borrowers may at any time and from time to time prepay any of its Loans, as provided in Section 2.14, in whole or in part, without premium or penalty, upon irrevocable Notice of Prepayment delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three (3) Business Days prior thereto, in the case of Eurocurrency Loans, CDOR Loans and Alternate Rate Loans, and no later than 9:00 A.M., New York City time, on the date thereof, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans, CDOR Loans, Alternate Rate Loans or ABR Loans; provided, that if a Eurocurrency Loan, CDOR Loan or Alternate Rate Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower or Non-Loan Party Borrower shall also pay any amounts owing pursuant to Section 2.17. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount equal to a Currency Increment applicable to the Approved Currency of such Loan being prepaid. Any such prepayments shall not reduce the Commitments and may be re-borrowed pursuant the terms and conditions hereof. The application of any prepayment of Loans pursuant to this Section 2.7 shall be made on a pro rata basis regardless of Type; provided that, so long as no Default or Event of Default has occurred and is continuing the Borrowers may specify which Tranche(s) shall be repaid.
          2.8 Mandatory Prepayments.
     (a) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall have been delivered in respect thereof, concurrently with, and as a condition to closing of such transaction, on any such date the Loans shall be prepaid in an amount equal to such Net Cash Proceeds; provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, the Loans shall be prepaid in an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event.
     (b) The Administrative Agent will determine the Spot Rate for (i) each Approved Currency (other than US Dollars) and (ii) any other Foreign Currency which has been approved for any component of the Global Borrowing Base, each as of each Revaluation Date, and promptly advise the Borrowers of such Spot Rates. If, as of any such Revaluation Date, any of the limitations set forth in Section 2.1(a) are exceeded (including, without limitation, any limitation with regard to the Global Borrowing Base or the US Borrowing Base), the Borrowers and Non-Loan Party Borrowers shall promptly, but not later than the later of (A) three (3) Business Days after such Revaluation Date or (B) if any limitation with regard to the Global Borrowing Base or the US Borrowing Base has been exceeded, the date the related Global Borrowing Base Certificate or US Borrowing Base Certificate is required to be delivered), make such prepayments of Loans, to be applied to such Loans, in accordance with Section 2.14, as may be required in order that none of such limitations in Section 2.1(a) are thereafter exceeded; provided that if after any such prepayment any portion of such excess continues to exist (because L/C Obligations constitute a portion thereof), the applicable Borrowers and Non-Loan Party Borrowers shall, in an amount not less than the balance of such excess, immediately deposit an amount in cash in a cash collateral account established with the Administrative Agent, for the benefit of the Issuing Lender, on terms and conditions satisfactory to the Administrative Agent.
     (c) The application of any prepayment of Loans pursuant to this Section 2.8 shall be made on a pro rata basis regardless of Type; provided that, so long as no Default or Event of Default has occurred and is continuing the Borrowers may specify which Tranche(s) shall be repaid.
     (d) Notwithstanding any other provisions herein, the Borrowers shall make prepayments of Loans on the Reduction Date, on a non pro rata basis, as may be necessary in order to cause each Lender’s Extensions of Credit to remain equal to such Lender’s Percentage (based on Total Commitments) of the Total Extensions of Credit outstanding on the Reduction Date (immediately following the reduction of Wells Fargo’s Commitment by the Reduction Amount, if any).
     (e) Each prepayment of the Loans under this Section 2.8 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Any prepayment pursuant to this Section 2.8 shall not reduce the Commitments and may be re-borrowed pursuant to the terms and conditions hereof.
          2.9 Conversion and Continuation Options; Selection of Interest Periods.
     (a) Each Borrower or Non-Loan Party Borrower may elect from time to time to convert Eurocurrency Loans, CDOR Loans or Alternate Rate Loans made to it to ABR Loans, by delivering the Administrative Agent an irrevocable Notice of Conversion/Continuation indicating such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurocurrency Loans, CDOR Loans or Alternate Rate Loans may only be made on the last day of an Interest Period with respect thereto. Each Borrower or Non-Loan Party Borrower may elect from time to time to convert ABR Loans made to it to Eurocurrency Loans, CDOR Loans or Alternate Rate Loans, as applicable, by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that, no ABR Loan may be converted into a Eurocurrency Loan, CDOR Loan or Alternate Rate Loan when any Event of Default has occurred and is continuing and no Swingline Loan may be converted into Eurocurrency Loan, CDOR Loan or Alternate Rate Loan. Upon receipt of any such Notice of Conversion/Continuation the Administrative Agent shall promptly notify each Lender thereof.
     (b) Any Eurocurrency Loan, CDOR Loan or Alternate Rate Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower or Non-Loan Party Borrower delivering an irrevocable Notice of Conversion/Continuation to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, specifying the length of the next Interest Period to be applicable to such Eurocurrency Loan, CDOR Loan or Alternate Rate Loan, provided that no Eurocurrency Loan, CDOR Loan or Alternate Rate Loan may be continued as such when any Event of Default has occurred and is continuing, and provided, further, that if the applicable Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such Notice of Continuation/Conversion the Administrative Agent shall promptly notify each Lender thereof.
     (c) For greater certainty, and notwithstanding any of the foregoing, no conversion hereunder shall be or be deemed to be a discharge, rescission, extinguishment, novation, issue, repayment, advance, disposition or substitution of any Loan and any Loan so converted shall continue to be the same obligation and not a new obligation.
          2.10 Limitations on Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans, CDOR Loans and Alternate Rate Loans, and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans, CDOR Loans and Alternate Rate Loans comprising each Tranche shall be equal to a Currency Increment applicable to the Approved Currency of such Tranche and (b) no more than twelve (12) Tranches shall be outstanding hereunder at any one time.
          2.11 Interest Rates and Payment Dates; Currency of Account.
     (a) Each Loan shall bear interest at the applicable Reference Rate plus the Applicable Margin.
     (b) In addition, the applicable Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.
     (c) If all or a portion of (i) the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), or if a Default or Event of Default under Section 8(f) has occurred and is continuing, all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.11 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2%, and (ii) any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non payment until such amount is paid in full (as well after as before judgment).
     (d) Interest shall be payable in arrears by each Borrower or Non-Loan Party Borrower on any Loan made to it on each Interest Payment Date for such Loan, provided that interest accruing pursuant to Section 2.11(c) shall be payable from time to time on demand.
     (e) Solely for purposes of the Interest Act (Canada), as amended, (i) whenever interest is to be computed or expressed at any rate (the “Specified Rate”) on the basis of a year of 360 days or any other period of time less than a calendar year hereunder, the annual rate of interest to which each such Specified Rate is equal is such Specified Rate multiplied by a fraction, the numerator of which is the actual number of days in the relevant year and the denominator of which is 360 or such other period of time, respectively; (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder; and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
     (f) Subject to clauses (g) through (j) below, the US Dollar is the currency of account and payment for any sum due from any Loan Party under any Loan Document.
     (g) Each repayment of all or any part of any Loan, Reimbursement Obligation or other Obligation shall be made in the currency in which such Loan or related Letter of Credit or other Obligation was denominated when incurred.
     (h) Each payment of interest on any Obligation shall be made in the currency in which underlying Obligation in respect of which the interest is payable was denominated when that interest accrued.
     (i) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
     (j) Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.
          2.12 Computation of Interest and Fees.
     (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (i) ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate and (ii) Eurocurrency Loans in Pounds, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower Representative and Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or any reserve requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the Lenders of the effective date and the amount of each such change in interest rate. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted from a Eurocurrency Loan, CDOR Loan or Alternate Rate Loan, the date of conversion of such Eurocurrency Loan, CDOR Loan or Alternate Rate Loan to such ABR Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted to a Eurocurrency Loan, CDOR Loan or Alternate Rate Loan, the date of conversion of such ABR Loan to such Eurocurrency Loan, CDOR Loan or Alternate Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Group Members and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).
          2.13 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each Group Member) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate, CDOR Rate or Alternate Rate, as applicable, for such Interest Period, or
     (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurocurrency Rate, CDOR Rate or Alternate Rate, as applicable, determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and Lenders as soon as practicable thereafter. If such notice is given (i) any Eurocurrency Loans, CDOR Loans or Alternate Rate Loans, as applicable, requested to be made on or after the first day of such Interest Period shall be made as ABR Loans, (ii) any Loans that were to have been converted on the first day of or during such Interest Period to Eurocurrency Loans, CDOR Loans or Alternate Rate Loans, as applicable, shall be continued as ABR Loans and (iii) any outstanding Eurocurrency Loans, CDOR Loans or Alternate Rate Loans, as applicable, shall be converted, on the last day of the then-current Interest Period to an ABR Loan. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans, CDOR Loans or Alternate Rate Loans, as applicable, shall be made or continued as such, nor shall any Group Member have the right to convert Loans to Eurocurrency Loans, CDOR Loans or Alternate Rate Loans, as applicable. The provisions of Section 2.9 shall apply to this Section 2.13 mutatis mutandis.
          2.14 Pro Rata Treatment and Payments.
     (a) Each Borrowing, each payment on account of any Loan, interest thereon or commitment fee, and each reduction of the Commitments shall be made pro rata according to the respective Percentages of the Lenders.

     (b) All payments (including prepayments) of any Loan, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurocurrency Loans, CDOR Loans or Alternate Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan, CDOR Loan or Alternate Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
     (c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower or Non-Loan party Borrower a corresponding amount. If a Defaulting Lender has not made available to the Administrative Agent by the required time on the Borrowing Date therefor (a “Funding Default”), such Defaulting Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If any Lender’s share of a Borrowing is not made available to the Administrative Agent by such Lender within three Business Days after the related Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the related Borrower or Non-Loan Party Borrower.
     (d) Unless the Administrative Agent shall have been notified in writing by any Borrower or Non-Loan Party Borrower prior to the date of any payment due to be made by such Borrower or Non-Loan Party Borrower hereunder that such Borrower or Non-Loan Party Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower or Non-Loan Party Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower or Non-Loan Party Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against any Borrower or Non-Loan Party Borrower.
     (e) Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its reasonable discretion at any time or from time to time, without any Borrower’s request and even if the conditions set forth in Section 5.2 would not be satisfied, make Swingline

Loans to any Borrower in an aggregate amount equal to the portion of the Obligations constituting interest and fees from time to time due and payable by such Borrower to itself or any Lender (including without limitation Obligations with respect to Swingline Loans and Reimbursement Obligations), and apply the proceeds of any such Swingline Loan to those Obligations; provided that, after giving effect to any such Swingline Loan, the Total Extensions of Credit will not exceed the Total Commitments.
          2.15 Requirements of Law.
     (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
          (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application, any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (i) Taxes covered by Section 2.16 (which includes, for the avoidance of doubt, any Excluded Taxes which would have been covered by Section 2.16 but were not covered by virtue of being Excluded Taxes) and (ii) changes in the rate of tax on the overall net income of such Lender);
          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Reference Rate or Section 2.11(b) hereof; or
          (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans, CDOR Loans or Alternate Rate Loans, or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the relevant Borrower or Non-Loan Party Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the relevant Borrower or Non-Loan Party Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
     (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Loans or Letters of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the relevant Borrower or Non-Loan Party Borrower (with a copy to the Administrative Agent) of a written request therefor, the relevant Borrower or Non-

Loan Party Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
     (c) A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted by any Lender to the relevant Borrower or Non-Loan Party Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.15 incurred more than nine (9) months prior to the date that such Lender notifies such Borrower or Non-Loan Party Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of each Borrower and Non-Loan Party Borrower pursuant to this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.16 Taxes.
     (a) All payments made by or on behalf of any Borrower or Non-Loan Party Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, unless such deduction or withholding is required by law. If any Taxes or Other Taxes are required by law to be deducted or withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary so that the Administrative Agent or such Lender (after payment of all Taxes and Other Taxes including Taxes or Other Taxes attributable to amounts payable under this Section 2.16) receives an amount equal to the sum it would have received had no such deductions or withholdings been or required to be made. Each Borrower and Non-Loan Party Borrower shall indemnify the Administrative Agent and each Lender within ten (10) Business Days after written demand therefor, for the full amount of any Taxes or Other Taxes (including Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate stating the amount of such payment or liability and setting forth in reasonable detail the calculation thereof delivered to the relevant Borrower or Non-Loan Party Borrower by the Administrative Agent or a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. Statements payable by any Borrower or Non-Loan Party Borrower pursuant to this Section 2.16 shall be submitted to the relevant Borrower or Non-Loan Party Borrower at the address specified under Section 11.2.
     (b) In addition, each Borrower and Non-Loan Party Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Whenever any amounts are required to be paid by any Borrower or Non-Loan Party Borrower in accordance with paragraph (a) or (b) of Section 2.16, as promptly as possible thereafter such Borrower or Non-Loan Party Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Borrower or Non-Loan Party Borrower showing payment thereof. If any Borrower or Non-Loan Party Borrower fails to pay such amounts when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower or Non-Loan Party

Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.
     (d) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower or Non-Loan Party Borrower is a resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, cooperate with such Borrower or Non-Loan Party Borrower or the Administrative Agent (as the case may be) in completing promptly any necessary procedural formalities proscribed by applicable Requirements of Law, including delivery to such Borrower or Non-Loan Party Borrower (with a copy to the Administrative Agent) or the Administrative Agent (as the case may be), at the time or times prescribed by applicable Requirements of Law, or reasonably requested by such Borrower or Non-Loan Party Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by such Borrower or Non-Loan Party Borrower or the Administrative Agent, shall, to the extent it may lawfully do so, deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by such Borrower or Non-Loan Party Borrower or the Administrative Agent as will enable such Borrower or Non-Loan Party Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the above two sentences, in the case of taxes other than United States, United Kingdom or Canadian taxes the completion, execution and submission of the foregoing forms shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would be otherwise disadvantageous to such Lender in any material respect.
     (e) Without limiting the generality of the foregoing Section 2.16(d), (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and (B) any Foreign Lender shall, to the extent it may lawfully do so, deliver to the such Borrower or Non-Loan Party Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or Non-Loan Party Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable, if any:
          (i) duly completed copies of Internal Revenue Service Form W-8BEN (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;
          (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or successor form);
          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit G, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower or Non-Loan Party Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W 8BEN (or successor form);
          (iv) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit such Borrower or Non-Loan Party Borrower to determine the withholding or deduction required to be made; or
          (v) if a payment made to a Foreign Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Foreign Lender fails to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such documentation as required under FATCA, and may reasonably be requested by the Borrowers or the Administrative Agent, to establish that such Lender (w) has entered into agreement with the IRS as necessary to establish that an exemption from withholding under FATCA, and (x) has complied with any certification, documentation, information, reporting and other requirements necessary to establish an exemption from withholding under FATCA. To the extent that the relevant documentation provided pursuant to this paragraph is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Foreign Lender, such Foreign Lender shall, to the extent permitted by applicable law, deliver to the Borrowers and the Administrative Agent revised and/or updated documentation sufficient for the Borrowers and the Administrative Agent to confirm such Foreign Lender’s compliance with their respective obligations under FATCA.
     (f) Nothing in the foregoing Section 2.16(d) shall require a UK Treaty Lender to register under the Double Taxation Treaty Passport Scheme administered by HMRC or to apply this scheme to any Commitment if it has so registered.
     (g) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or Non-Loan Party Borrower or with respect to which any Borrower or Non-Loan Party Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Borrower or Non-Loan Party Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower or Non-Loan Party Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower or Non-Loan Party Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower or Non-Loan Party Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Group Member or any other Person. Any such Lender shall determine, in its sole discretion, whether to claim any tax refund.

     (h) If a Lender considers itself to be a UK Non-Bank Lender when it becomes a party to this Agreement as a Lender, it shall provide a Tax Confirmation to any UK Borrower or Non-Loan Party Borrower that is a UK Subsidiary on entering into this Agreement.
     (i) A UK Non-Bank Lender must promptly notify any UK Borrower or Non-Loan Party Borrower that is a UK Subsidiary and the Administrative Agent of any change in the position from that set out in the Tax Confirmation.
     (j) Any UK Borrower or Non-Loan Party Borrower that is a UK Subsidiary shall promptly upon becoming aware that any Taxes or Other Taxes are required by law to be deducted or withheld from any amounts payable to the Administrative Agent or any Lender hereunder (or that there is any change in the rate or the basis of any such deduction or withholding) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify the affected UK Borrowers or Non-Loan Party Borrowers that are UK Subsidiaries.
     (k) If any Borrower or Non-Loan Party Borrower is required by law to deducted or withhold any Taxes or Other Taxes from any amounts payable to the Administrative Agent or any Lender hereunder, that Borrower or Non-Loan Party Borrower must make the appropriate deduction or withholding and any payment required in connection with such deduction or withholding within the time allowed and in the minimum amount required by law
     (l) Each Lender which becomes a party to this Agreement after the date of this Agreement shall, as soon as reasonably practicable on becoming a party to this Agreement, confirm in writing to the Borrowers and the Administrative Agent (and without liability to any Loan Party) which of the following categories it falls in: (i) not a UK Qualifying Lender; (ii) a UK Bank Lender; (iii) a UK Non-Bank Lender; or (iv) a UK Treaty Lender. If any such Lender fails to indicate its status in accordance with this paragraph (l) of Section 2.16, then such Lender shall be treated for the purposes of this Agreement (including by each UK Borrower or Non-Loan Party Borrower that is a UK Subsidiary) as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies.
     (m) All amounts set out or expressed in a Loan Document to be payable by any Borrower or Non-Loan Party Borrower to the Administrative Agent or any Lender which (in whole or in part) constitute consideration for a supply for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to what follows, if VAT is or becomes chargeable on any supply made by the Administrative Agent or any Lender to any Borrower or Non-Loan Party Borrower under a Loan Document, the relevant Borrower or Non-Loan Party Borrower must pay to the Administrative Agent or the relevant Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT, subject to the Administrative Agent or the relevant Lender (as appropriate) having delivered to that Borrower or Non-Loan Party Borrower a proper invoice in respect of that VAT. If VAT is or becomes chargeable on any supply made by the Administrative Agent or any Lender (the “Supplier”) to any other Lender or, where the Supplier is a Lender, to the Administrative Agent (the “Recipient”) under a Loan Document, and any Borrower or Non-Loan Party Borrower (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Borrower or Non-Loan Party Borrower shall also pay to the Supplier (if that Supplier is required to account for the VAT) or the Recipient (if the Recipient is required to account for the VAT) (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT. In addition, where a Loan Document requires a Borrower or Non-Loan Party Borrower to reimburse or indemnify the Administrative Agent or any Lender for any cost or expense, the Borrower or Non-Loan Party Borrower shall reimburse or indemnify (as the case may be) the Administrative Agent or the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Administrative Agent or the Lender reasonably determines that it is entitled to a credit in respect of such VAT from the relevant taxation authority.
     (n) The agreements in this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.17 Indemnity. Each Borrower or Non-Loan Party Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower or Non-Loan Party Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans, CDOR Loans or Alternate Rate Loans, after such Borrower or Non-Loan Party Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower or Non-Loan Party Borrower in making any prepayment of Eurocurrency Loans, CDOR Loans or Alternate Rate Loans or any conversion from Eurocurrency Loans, CDOR Loans or Alternate Rate Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans, CDOR Loans or Alternate Rate Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank market. A certificate as to any amounts payable pursuant to this Section 2.17 submitted to such Borrower or Non-Loan Party Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.18 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15 or 2.16(a) with respect to such Lender, it will, if requested by the any Borrower or Non-Loan Party Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.18 shall affect or postpone any of the obligations of any Borrower or Non-Loan Party Borrower or the rights of any Lender pursuant to Section 2.15 or 2.16(a).
          2.19 Replacement of Lenders. Any Borrower shall be permitted to replace any Lender that (a) requests reimbursement from such Borrower for amounts owing pursuant to Section 2.15 or 2.16(a), (b) defaults in its obligation to make Revolving Credit Loans hereunder or (c) has not consented to a proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 11.1 that requires the consent of all Lenders and which has been approved by the Required Lenders as provided in Section 11.1, with a Lender or Eligible Assignee; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) in the case of clause (a), prior to any such replacement, such Lender shall have taken no action under Section 2.18 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.15 or 2.16(a), (iii) the replacement financial institution or other commercial lending institution shall purchase, at par, all Revolving Credit Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) such Borrower shall be liable to such replaced Lender under Section 2.17 if any Eurocurrency Loans, CDOR Loans or Alternate Rate Loans owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution or other commercial lending institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be deemed to have made such replacement in accordance with the provisions of Section 11.6 (provided that such Borrower shall be obligated to pay any registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, such Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15, 2.16(a) or 2.16(c), as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Upon any such assignment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender. In the event that a replaced Lender does not execute an Assignment and Assumption pursuant to Section 11.6 within three (3) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 2.19 and presentation to such replaced Lender of an Assignment and Assumption evidencing an assignment pursuant to this Section 2.19, such Borrower shall be entitled (but not obligated), upon receipt by the replaced Lender of all amounts required to be paid under this Section 2.19, to execute such an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by such Borrower, the replacement Lender and, to the extent required pursuant to Section 11.6, the Administrative Agent, the Swingline Lender and the Issuing Lender, shall be effective for purposes of this Section 2.19 and Section 11.6. For greater certainty, and notwithstanding any of the foregoing, no replacement hereunder shall be or be deemed to be a discharge, rescission, extinguishment, novation, issue, repayment, advance, disposition or substitution of any Revolving Credit Loan and any Revolving Credit Loan so assumed shall continue to be the same obligation and not a new obligation.
          2.20 Notes. If so requested by any Lender by written notice to any Borrower or Non-Loan Party Borrower (with a copy to the Administrative Agent), such Borrower or Non-Loan Party Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.6) (promptly after such Borrower’s or Non-Loan Party Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans to such Borrower or Non-Loan Party Borrower.
          2.21 Borrower Representative. Each Borrower and each Non-Loan Party Borrower hereby designates, appoints, authorizes and empowers DFG as its and its Subsidiaries agent to act as specified in this Agreement and each of the other Loan Documents (acting in such capacity, the “Borrower Representative”) and DFG hereby acknowledges such designation, authorization and empowerment, and accepts such appointment. Each Borrower and each Non-Loan Party Borrower hereby irrevocably authorizes and directs DFG to take such action on its and its Subsidiaries behalf under the provisions of this Agreement and the other Loan Documents, and any other instruments, documents and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of DFG by the respective terms and provisions hereof and thereof, and such other powers as are reasonably incidental thereto, including, without limitation, to take the following actions for and on their behalf:
          (i) to submit on behalf of each Borrower or Non-Loan Party Borrower, requests for Loans and Letters of Credit, and continuations and conversions thereof, in accordance with the provisions of this Agreement; and
          (ii) to submit and receive on behalf of any Group Member, Compliance Certificates and all other certificates, notices and other communications given or required to be given hereunder.
     (b) DFG is further authorized and directed by each Borrower to take all such actions on behalf of such Borrower or Non-Loan Party Borrower necessary to exercise the specific power granted in (a) above and to perform such other duties hereunder and under the other Loan Documents, and deliver such documents as delegated to or required of DFG by the terms hereof or thereof. The agency relationship established pursuant to this Section 2.21 is for administrative convenience only and such agency relationship shall not extend to any matter outside the scope of the Loan Documents.
     (c) The administration by the Administrative Agent and the Lenders of the Loans and Letters of Credit under this Agreement as a co-borrowing facility with a funds administrator in the manner set forth herein is solely as an accommodation to the Borrowers and the Non-Loan Party Borrowers and at their request and none of the Administrative Agent, the Issuing Lender, the Swingline Lender nor any other Lender shall incur any liability to any Loan Party as a result thereof.
     2.22 Increase in Commitments.
     (a) So long as no Default or Event of Default has occurred and is continuing or would result therefrom and the Total Commitments have not been voluntarily reduced, upon notice to the Administrative Agent, at any time after the Closing Date but prior to the Termination Date, the Borrowers may request one or more Additional Commitments; provided that: (i) after giving effect to any such addition, the minimum aggregate amount of Additional Commitments that have been added pursuant to this Section 2.22 shall not exceed $50,000,000; (ii) any such addition shall be in an aggregate amount of $10,000,000 or any whole multiple of $5,000,000 in excess thereof; and (iii) no Lender shall be required to participate in the Additional Commitments.
     (b) If any Additional Commitments are added in accordance with this Section 2.22, the Administrative Agent and the Borrowers shall determine the effective date (the “Additional Commitments Effective Date”) of such addition and the amount of, and the Persons who will provide, such Additional Commitments. The Administrative Agent shall promptly notify the Borrowers and Lenders (which may include Persons reasonably acceptable to the Administrative Agent and the Borrowers that were not Lenders prior to the Additional Commitments Effective Date) of the final amount of such addition and the Additional Commitments Effective Date, as well as the respective interests in such Lender’s Extensions of Credit, in each case subject to the assignments contemplated by this Section 2.22. As conditions precedent to such addition: (i) the representations and warranties contained in Section 4 and the other Loan Documents (including all documents required pursuant to Section 2.22(c)) shall be true and correct on and as of the Additional Commitments Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct as of such earlier date; (ii) no Default or Event of Default shall exist immediately before or immediately after giving effect to such addition; without limiting the generality of the foregoing, the Borrowers shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.1 after giving effect to the making of any Extensions of Credit in connection with such addition; (iii) the Borrowers, the Administrative Agent and Lenders (including any new Lenders being added in connection with such addition) shall have entered into all documents required pursuant to Section 2.22(c), and the Borrowers shall have complied with all of the conditions precedent to the effectiveness of such addition as provided in such documents (including any requirement to pay fees and expenses to any or all of Administrative Agent, Arranger and Lenders, including any new Lenders); and (iv) the Borrowers shall have delivered to Administrative Agent a certificate dated as of the Additional Commitments Effective Date signed by a Responsible Officer of the Borrowers, certifying as to the truth, accuracy and correctness of the matters set forth in the immediately preceding clauses (i) and (ii). On each Additional Commitments Effective Date, each applicable Lender, Eligible Assignee or other Person who is providing an Additional Commitment shall become a “Lender” for all purposes of this Agreement and the other Loan Documents. Any Additional Extension of Credit shall be a “Extension of Credit” for all purposes of this Agreement and the other Loan Documents. In furtherance of the foregoing, on any Additional Commitments Effective Date on which Additional Commitments are made, subject to the satisfaction of the other terms and conditions contained in this Section 2.22: (1) each of the existing Lenders shall assign to each Person providing an Additional Commitment, and each such Person shall purchase from each of the existing Lenders, in an amount equal to the Outstanding Amount thereof (together with accrued but unpaid interest thereon), such interests in the Extensions of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Extensions of Credit will be held by existing Lenders and the Person making the Additional Commitments ratably in accordance with their Percentage after giving effect to the addition of such Additional Commitments to the existing Commitments; and (2) each Person making an Additional Commitment shall be deemed for all purposes to have made a Commitment and each Additional Extension of Credit shall be deemed, for all purposes, an Extension of Credit.
     (c) Any other terms of and documentation entered into in respect of any Additional Commitments provided in each case pursuant to this Section 2.22 shall be consistent with the Commitments (including with respect to voluntary and mandatory prepayments). Any Additional Commitments made or provided pursuant to this Section 2.22 shall be evidenced by one or more entries in the Register maintained by Administrative Agent in accordance with the provisions set forth in Section 11.6(b)(iv).
     (d) This Section 2.22 shall supersede any provisions in Section 11.1 to the contrary. Notwithstanding any other provision of any Loan Document, the Loan Documents may be amended by Administrative Agent and the Loan Parties, if necessary, to provide for terms applicable to each Additional Commitment, as the case may be.
SECTION 3 LETTERS OF CREDIT
     3.1 Letter of Credit Availability.
     (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (“Letters of Credit”) for the account of any Borrower on any Business Day during the Commitment Period (other than the five (5) Business Days prior to the Termination Date) in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing

Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Sublimit, or (ii) if the limitations set forth in Section 2.1(a) shall have been exceeded following such issuance. Each Letter of Credit shall (i) be denominated in an Approved Currency, (ii) have a stated amount in a Currency Increment applicable to the Approved Currency of such Letter of Credit or such lesser amount as is acceptable to the Issuing Lender, (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five (5) Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal or extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above); and provided, further, that the Issuing Lender shall not renew or extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing or any of the conditions set forth in Section 5.2 are not satisfied immediately prior to the date of the decision to renew or extend such Letter of Credit, and (iv) be otherwise acceptable in all respects to the Issuing Lender.
     (b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if (i) a Funding Default exists, unless the Issuing Lender has entered into arrangements satisfactory to it and the Borrowers to eliminate the Issuing Lender’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder or (ii) such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
          3.2 Procedure for Issuance of Letter of Credit. Any Borrower may from time to time request that the Issuing Lender issue a Letter of Credit in any Approved Currency by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and such Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to such Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
          3.3 Fees and Other Charges.
     (a) The requesting Borrower will pay a fee on the average aggregate daily undrawn and unexpired amount of each Letter of Credit issued on its behalf, each such fee at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans, shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date of such Letter of Credit. In addition, the requesting Borrower shall pay to the Issuing Lender directly for its own account, in advance, on the date of issuance of each Letter of Credit issued on its behalf, for the period from such date to but not including the same day in the third full month following such issuance date and, thereafter, on such date in each third month thereafter and on the expiration date of such Letter of Credit, a fronting fee calculated at the per annum rate of 0.25% on the amount available for drawing under such Letter of Credit on such payment date.
     (b) In addition to the foregoing fees, the requesting Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued on its behalf.
     3.4 L/C Participations.
     (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the relevant Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, any Loan Party or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Loan Party, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing
     (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error.
     (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower on whose behalf such Letter of Credit was issued, or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.
          3.5 Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit, the requesting Borrower shall reimburse the Issuing Lender with respect to any Letter of Credit issued on its behalf for the following amounts (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the requesting Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that such Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in the currency in which the underlying Letter of Credit was made and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.11(b) and (y) thereafter, Section 2.11(c).
          3.6 Obligations Absolute. The Borrowers’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that any Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Group Member and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Group Member against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Group Members and shall not result in any liability of the Issuing Lender to any Group Member.
          3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the related Borrower of the date and amount thereof. The responsibility of the Issuing Lender to any Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
          3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit, or any other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Lender or any other Person relating to any Letter of Credit, is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall control.

          3.9 Existing Letters of Credit. The standby letters of credit, identified on Schedule 3.9, issued by Wells Fargo, as “Issuing Bank” under the Existing Credit Agreement shall be deemed to be, and shall remain outstanding as, Letters of Credit under this Agreement.
SECTION 4 REPRESENTATIONS AND WARRANTIES
          To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrowers hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:
          4.1 Financial Condition. The audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at June 30, 2008, June 30, 2009 and June 30, 2010, and the related consolidated statements of income and of cash flows for the Fiscal Years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective Fiscal Years then ended. The unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at December 31, 2010, and the related unaudited consolidated statements of income and cash flows for the fiscal quarter ended on such dates, present fairly the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal quarter then ended (subject to normal year end audit and quarter end adjustments and the absence of footnotes). All such audited financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Other than as set forth (in reasonable detail and with related amounts) on (a) Schedule 4.1(a), no Group Member has, as of the Closing Date, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent audited financial statements referred to in this paragraph, and (b) Schedule 4.1(b), during the period from January 1, 2010, to and including the date hereof there has been no Material Acquisition or Material Disposition.
          4.2 No Change. Since June 30, 2010, there has been no development or event that has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, the legal right and holds all material Governmental Approvals necessary, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law (including those necessary for each Group Member to conduct the business in which it is currently engaged) except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          4.4 Power; Authorization; Enforceable Obligations. Each Group Member has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, if any, and to obtain any extensions of credit to be obtained by it hereunder. Each Group Member has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party, if any, and, to authorize any extensions of credit to be obtained by it on the terms and conditions of this Agreement. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices described in Schedule 4.4, which Governmental Approvals, consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Group Member party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Group Member party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any Group Member could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or any Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 4.6 sets forth any litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or any Borrower, threatened by or against any Group Member or against any of their respective properties or revenues which, as of the Closing Date, could reasonably be expected to involve amounts in issue in excess of $15,000,000.
          4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          4.8 Ownership of Property; Liens. Each Group Member has title in fee simple or good and marketable title to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except Permitted Liens.
          4.9 Intellectual Property. To Holdings’ and each Borrower’s knowledge after due inquiry, such Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any Intellectual Property or the validity or effectiveness of any Group Member’s Intellectual Property, nor does Holdings or any Borrower know of any valid basis for any such claim. To Holdings’ and each Borrower’s knowledge after due inquiry, the use of Intellectual Property by any Group Member, and the conduct of each Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person in any material respect. No claims are pending or, to the knowledge of Holdings or any Borrower, threatened to the effect that the operations of any Group Member infringe upon or violate the rights of any other person under any Intellectual Property.
          4.10 Taxes. Each Group Member has filed or caused to be filed all federal, state, provincial, territorial, foreign and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no material tax Lien has been filed, and, to the knowledge of Holdings and each Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
          4.11 Federal Regulations. No part of the proceeds of any Loans, and no other Extensions of Credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock”, within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect, in any manner that violates the provisions of the Regulations of the Board applicable to the Loan Parties or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, each Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.
          4.12 Labor Matters. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or any Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
          4.13 ERISA; Pensions. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. No Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and no Commonly Controlled Entity would become subject to any material liability under ERISA if the any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. Each Canadian Pension Plan (to the extent any may exist) that is required to be funded is fully funded on a going-concern and solvency basis using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles. No promises of benefit improvements under any Canadian Pension Plan have been made except where such improvement would not result in a solvency deficiency or going concern unfunded liability in the affected Canadian Pension Plan. All material obligations of each Group Member (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, and, without limiting the generality of the foregoing, all contributions or premiums required to be made or paid by each Group Member to any Canadian Pension Plan have been made or paid in a timely fashion in accordance with the terms of such Canadian Pension Plan and all Requirements of Law. All employee contributions to all Canadian Pension Plans by way of authorized payroll deduction or otherwise have been properly withheld or collected by and fully paid into such plans in a timely manner. There have been no improper withdrawals or applications of the assets of any Canadian Pension Plan. Each Group Member’s sole obligation to or in respect of any Canadian Pension Plan that is a “multi-employer”, “specified multi-employer” or “multi-unit” pension plan is to make monetary contributions to such plan in the amounts and in the manner set forth in the applicable collective agreement(s). No Group Member is or has at any time (a) on or after April 27, 2004 been an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme in the United Kingdom which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993), or (b) been “connected” with or an “associate” of (as those terms are used in Sections 39 and 43 of the Pensions Act 2004) such an employer.
          4.14 Investment Company Act; Other Regulations. No Borrower or Non-Loan Party Borrower is (a) an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
          4.15 Subsidiaries. As of the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Group Member, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Group Member other than Holdings (including any contractual right of pre-emption or conversion), except as created by the Loan Documents.
          4.16 Use of Proceeds. The proceeds of the Loans, the Swingline Loans and the Letters of Credit shall be used to (a) finance Permitted Acquisitions, ongoing working capital and for other general corporate purposes of the Borrowers and (b) pay certain fees and expenses incurred in connection with the consummation of the transactions described in the Loan Documents.
          4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to result in the payment of a Material Environmental Amount:
     (a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
     (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or any Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
     (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
     (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings or any Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
     (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
     (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
     (g) no Group Member has assumed any liability of any other Person under Environmental Laws.
          4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party or Non-Loan Party Borrower to the Administrative Agent, Lenders or any other Secured Party, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of each Borrower to be reasonable at the time made and as of the Closing Date (with respect to such projections delivered prior to the Closing Date), it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party or Non-Loan Party Borrower that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
          4.19 Security Documents.

     (a) Subject to any applicable Reservation, if any, each of the Canadian Security Agreements, is effective to create in favor of the Administrative Agent, for the benefit of each of the Non-US Obligations Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of (i) the Capital Stock described in any Canadian Security Agreement that are securities represented by stock certificates or otherwise constituting certificated securities, when certificates representing such Capital Stock are delivered to the Administrative Agent, and (ii) in the case of the other Collateral not described in clause (i) constituting personal property described in the Canadian Security Agreements, when the financing statements and other filings, agreements and actions specified on Schedule 4.19(a) in appropriate form are executed and delivered, performed or filed in the offices specified on Schedule 4.19(a), as the case may be, the Administrative Agent, for the benefit of the Non-US Obligations Secured Parties, shall, subject to any applicable Reservation, have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations of the Loan Parties and in each case prior and superior in right to any other Person (except, in the case of Capital Stock, Permitted Capital Stock Liens and, in the case of all other Collateral, Permitted Liens).
     (b) Subject to any applicable Reservation, if any, (i) the UK Security Agreements are effective to create in favor of the Security Trustee, for the benefit of the Non-US Obligations Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof, (ii) the UK Share Charge Agreements are effective to create in favor of the Security Trustee, for the benefit of the applicable Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof, and (iii) upon (A) the recordation of the UK Security Agreements with the United Kingdom Patent and Trademark Office, and (B) the filing of the UK Security Agreements with the Land Registry, and (C) the filing of the UK Security Agreements with the United Kingdom Companies House, the Security Trustee, for the benefit of the applicable Secured Parties, shall, have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof in which a security interest may be perfected by such recordation or filings in the United Kingdom, in each case prior and superior in right to any Person, subject to, in the case of Capital Stock, Permitted Capital Stock Liens and, in the case of all other such Collateral, Permitted Liens (it being understood that subsequent recordings (x) in the United Kingdom Patent and Trademark Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by a UK Loan Party after the Closing Date and (y) at the Land Registry of England and Wales may be necessary to perfect a Lien on any real property acquired by a UK Loan Party after the Closing Date).
     (c) The US Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of each of the Secured Parties a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of (i) the Capital Stock described in the US Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Capital Stock are delivered to the Administrative Agent, and (ii) in the case of the other Collateral not described in clause (i) constituting personal property described in the US Guarantee and Collateral Agreement, when the financing statements and other filings, agreements and actions specified on Schedule 4.19(c) in appropriate form are executed and delivered, performed or filed in the offices specified on Schedule 4.19(c), as the case may be, the Administrative Agent, for the benefit of each of the Secured Parties shall have a fully perfected Lien on, and security interest in, all right, title and interest of the US Loan Parties in such Collateral and the proceeds thereof, as security for all of the Obligations and in each case prior and superior in right to any other Person (except, in the case Capital Stock, Permitted Capital Stock Liens and, in the case of all other Collateral, Permitted Liens). As of the Closing Date, none of the Capital Stock of DFG or any US Loan Party that is a limited liability company or partnership is a Certificated Security.
     (d) Each of the Mortgages delivered upon execution will be, effective to create in favor of the Administrative Agent or the Security Trustee, as the case may be, for the benefit of the applicable Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the recording offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations secured thereby, in each case prior and superior in right to any other Person, except for Permitted Liens (it being understood that subsequent recordings at the Land Registry of England and Wales may be necessary to perfect a Lien on any real property acquired by a UK Loan Party after the date hereof). Schedule 4.19(d) lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States, Canada or the United Kingdom and held by any Group Member.
          4.20 Solvency. Each Loan Party and Non-Loan Party Borrower is, and after giving effect to this Agreement and the other Loan Documents and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby and after giving effect to any applicable rights of contribution of such Loan Party or Non-Loan Party Borrower in respect of guaranteed Obligations, will be and will continue to be, Solvent.
          4.21 Regulation H. No Mortgage on Mortgaged Property located in the United States encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.
          4.22 Anti-Terrorism Laws.
     (a) No Group Member and, to the knowledge of Holdings and each Borrower, none of their Affiliates are in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Patriot Act.
     (b) No Group Member and to the knowledge of Holdings and each Borrower, no Affiliate or broker or other agent of any Group Member acting or benefiting in any capacity in connection with the Loans is any of the following:
          (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
          (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
          (iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

          (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
          (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.
     (c) No Group Member and, to the knowledge of Holdings and each Borrower, no broker or other agent of any Group Member acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any material contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
SECTION 5 CONDITIONS PRECEDENT
          5.1 Conditions to Initial Extension of Credit. The effectiveness of this Agreement and the agreement of each Lender to make the initial Extension of Credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the Closing Date, of completion of the following conditions precedent:
     (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Holdings, each Borrower and each Person listed on Schedule 1.1A, (ii) each of the Loan Documents (dated as of the Closing Date), executed and delivered by the Borrowers and each other Loan Party party thereto, together with an Acknowledgement and Consent in the form attached to the US Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.
     (b) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of Holdings and its consolidated Subsidiaries for the 2008, 2009 and 2010 Fiscal Years and (ii) unaudited interim consolidated financial statements of Holdings and its consolidated Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of Holdings and its Subsidiaries, since June 30, 2010. The Administrative Agent shall have received projected financial statements and assumptions of Holdings and its Subsidiaries for the 2011 through 2015 Fiscal Years.
     (c) Approvals. All Governmental Approvals and material consents and approvals of, or notices to, any other Person required or, in the reasonable discretion of the Administrative Agent, advisable in connection with the execution and performance of the Loan Documents and the other transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that could reasonably be expected to restrain, prevent or otherwise impose burdensome or otherwise adverse conditions on any other extension of credit hereunder.

     (d) Lien Searches. The Administrative Agent shall have received the results of recent lien and judgment searches in each of the jurisdictions where the Loan Parties are located (within the meaning of Section 9-307 of the New York UCC or the corresponding code or statute of any other applicable jurisdiction) and where assets of the Loan Parties are located, and such searches shall reveal no Liens on any of the assets of the Loan Parties except for Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.
     (e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, including without limitation, fees set forth in the Fee Letter or any other fee letter delivered in conjunction with this Agreement or the other Loan Documents, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Closing Date.
     (f) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments, including certified organizational authorizations, incumbency certifications, the certificate of incorporation, articles of association or other similar organizational document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (and evidencing any merger of any Person into, or amalgamation of any Person with, such Loan Party which has occurred on or prior to the date hereof), or its board of directors in the case of each of the UK Loan Parties, and certified bylaws, memorandum of association or other similar organizational document of each Loan Party, and (ii) a long form good standing certificate or comparable document for each Loan Party (other than any UK Loan Party), from its jurisdiction of organization, and foreign qualification certificates for each US Loan Party from the State in which they are qualified to conduct business.
     (g) Legal Opinions. The Administrative Agent shall have received favorable written legal opinions (addressed to the Administrative Agent, the Lenders and the Issuing Lenders and dated the Closing Date) of such counsel to Holdings and its Subsidiaries (which may, for certain matters, be in-house counsel upon approval by the Administrative Agent) as the Administrative Agent may reasonably request. Each such legal opinion shall be in form and substance reasonably satisfactory to the Administrative Agent and shall cover such matters incident to the transactions contemplated by this Agreement and the Loan Documents as may reasonably be required by the Administrative Agent.
     (h) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) all certificates representing shares of Capital Stock pledged pursuant to any Security Document, together with an undated stock power (and an undated stock transfer form in respect of Capital Stock pledged pursuant to the UK Security Agreements or any of the UK Share Charge Agreements) for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) the Intercompany Note and each other promissory note (if any) pledged and required to be delivered to the Administrative Agent pursuant to any Security Document endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor or pledgors thereof.
     (i) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement and any PPSA financing statement) required by the

Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.
     (j) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of Holdings certifying that each of the Loan Parties is, and after giving effect to transactions contemplated in this Agreement and in the Loan Documents and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, after giving effect to any applicable rights of contribution of such Person in respect of guaranteed Obligations, will be and will continue to be, Solvent.
     (k) Insurance. The Administrative Agent shall have received current insurance certificates listing each of the Loan Parties and setting forth the insurance maintained for the benefit of each the Loan Parties, which shall meet the requirements set forth in Section 6.5 hereof.
     (l) Patriot Act. The Administrative Agent shall have received all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation, the Patriot Act.
     (m) Borrowing Base Reports. The Administrative Agent shall have received a US Borrowing Base Report and a Global Borrowing Base Report dated as of January 31, 2011.
          5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any Extension of Credit (including the making of any Loan, the issuance of any Letter of Credit or the renewal or extension of any Letter of Credit) requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
     (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects to the extent such representation or warranty is limited by materiality) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or in all respects to the extent such representation or warranty is limited by materiality) as of such earlier date.
     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date or any Permitted Acquisition to be made with the proceeds of such Extensions of Credit.
     (c) Borrowing Base. After giving effect to any requested borrowing of Loans and issuance of Letters of Credit on such date, the limitations set forth in Section 2.1(a) shall not have been exceeded.
     (d) Initial Borrowing Base. In connection with any request made prior to March 11, 2011, for a Loan, the proceeds of which will be used to finance a Permitted Acquisition, the

Administrative Agent shall have received a US Borrowing Base Report and a Global Borrowing Base Report, each dated as of February 28, 2011.
Each borrowing by any Borrower, and each issuance, renewal, extension, increase or amendment of a Letter of Credit on behalf of, any Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.
SECTION 6 AFFIRMATIVE COVENANTS
          Holdings and the Borrowers hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, and all fees and all other expenses or amounts payable under any Loan Document, shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, each of Holdings and each Borrower shall and shall cause each of its Subsidiaries to, as applicable:
          6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:
     (a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and
     (b) as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly periods of each Fiscal Year, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently (except to the extent any such inconsistent application of GAAP has been approved by such accountants (in the case of clause (a) above) or officer (in the case of clause (b) above), as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.
          6.2 Certificates; Other Information. Furnish to the Administrative Agent:
     (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;
     (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer of DFG stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or Fiscal Year, as the case may be, and (iii) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Group Member and a list of any Intellectual Property acquired by any Group Member since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Closing Date);
     (c) as soon as available, and in any event no later than forty-five (45) days after the end of each Fiscal Year, a detailed consolidated quarterly budget for the following Fiscal Year (including projected consolidated quarterly balance sheets of Holdings and its Subsidiaries, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Fiscal Year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;
     (d) (i) within forty-five (45) days after the end of each of the first three fiscal quarters of Holdings, a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Year (which may be satisfied through delivery of the analogous information provided in a Form 10-Q of Holdings for such fiscal quarter) and (ii) within 90 days after the end of each Fiscal Year, a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such Fiscal Year (which may be satisfied through delivery of the analogous information provided in a Form 10-K of Holdings for such Fiscal Year);
     (e) within ten (10) days following the end of each calendar month, as of the close of business of any Borrower on the last Business Day of the immediately preceding calendar month and at and as of such other times as the Administrative Agent may reasonably request, a US Borrowing Base Report and a Global Borrowing Base Report, each completed by a Responsible Officer of DFG;
     (f) within five (5) days after the same are filed, notice of filing and how to obtain copies of all financial statements that Holdings or any Group Member sends to the holders of any class of its debt securities or public equity securities and, within five (5) days after the same are filed, copies of all financial statements that Holdings or any Group Member may make to, or file with, the SEC;
     (g) within forty-five (45) days after the end of each fiscal quarter of Holdings, a certificate setting forth (i) the name and jurisdiction of organization of each new Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Group Member, and (ii) any new subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Group Member other than Holdings (including any contractual right of pre-emption or conversion);

     (h) upon request by the Administrative Agent, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of the Group Members; and
     (i) promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.
          6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.
          6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition or rule, filing or fee obligations, or other requirements related thereto, except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, which insurance shall (i) in the case of such insurance in respect of US Loan Parties, provide that no cancellation or reduction shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof, name the Administrative Agent as an additional insured party or loss payee, as applicable and be reasonably satisfactory in all other respects to the Administrative Agent, or (ii) in the case of any insurance maintained by Non-US Loan Parties, shall have cancellation, reduction, notice, assignment and other provisions as shall be reasonably satisfactory to the Administrative Agent in light of customary secured lending practices in the applicable jurisdiction.
          6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit, the Borrowers’ sole expense, representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.
          6.7 Notices. Promptly give notice to the Administrative Agent of:

     (a) the occurrence of any Default or Event of Default;
     (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
     (c) any litigation, arbitration, mediation or other proceeding affecting any Group Member (i) in which the amount involved is $15,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought which, if granted, would materially limit the business of such Group Member, or (iii) which relates to any Loan Document, and, in each case, any material developments with respect to any such litigation, arbitration, mediation or other proceeding;
     (d) the following events, as soon as possible and in any event within thirty (30) days after any Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and
     (e) any development or event that has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
          6.8 Environmental Laws.
     (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
          6.9 Additional Loan Parties; Additional Collateral, etc.
     (a) Join or cause to be joined each direct or indirect Wholly Owned Subsidiary of DFG that is, or becomes, both (i) a US Subsidiary and (ii) a Material Subsidiary, as a Subsidiary Guarantor under the applicable Loan Documents (unless such entity is then a US Borrower) in order to guarantee the Obligations;

     (b) Join or cause to be joined each direct or indirect Wholly Owned Subsidiary of DFG that is, or becomes, both (i) a Canadian Subsidiary and (ii) a Material Subsidiary, as a Guarantor under the applicable Loan Documents (unless such entity is then a Non-US Borrower) in order to guarantee the Non-US Obligations;
     (c) Join or cause to be joined each direct or indirect Wholly Owned Subsidiary of ICL that is, or becomes, both (i) a UK Subsidiary and (ii) a Material Subsidiary, as a Guarantor under the applicable Loan Documents (unless such entity is then a Non-US Borrower) in order to guarantee the Non-US Obligations;
     (d) Notwithstanding the requirements in Section 6.9(a) and (b) above, the Borrowers may, from time to time elect to exclude certain of their Subsidiaries from becoming Guarantors and such Subsidiary will be a Non-Loan Party; provided that the following conditions are met:
          (i) such Subsidiary shall not incur Indebtedness that is or becomes a direct or indirect obligation of any Loan Party (other than an unsecured Guarantee Obligation of Holdings or Dollar UK permitted under this Agreement);
          (ii) any Capital Stock of such Subsidiary that is owned by any Loan Party shall be pledged by such Loan Party as Collateral under this Agreement and the other Loan Documents;
          (iii) any such Subsidiary of (A) DFG shall be engaged in a line of business that is distinct from the existing check cashing and short term consumer lending business of the US Loan Parties and (B) the Non-US Borrowers shall be engaged in a line of business that is distinct from the existing check cashing and short term consumer lending business of NMM; and
          (iv) in no event may any Non-Loan Party own the Capital Stock of any Loan Party as a result of the Borrowers’ election to exclude such Subsidiary.
     (e) With respect to any additional Guarantor added pursuant to Sections 6.9 (a) or (b) (or any other Group Member that becomes a Loan Party pursuant to the terms of the Loan Documents): (i) execute and deliver, or cause to be executed and delivered, to the Administrative Agent a joinder thereto, together with such amendments to the Loan Documents and/or such additional Loan Documents, legal opinions and any other documents reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent, and make any filing or take any other action as the Administrative Agent reasonably deems necessary or advisable to cause such Subsidiary to become a Loan Party hereunder and grant to the Administrative Agent, for the benefit of the applicable Secured Parties, a perfected first priority security interest in the Capital Stock of such additional Guarantor (subject to the terms of the Security Documents), (ii) deliver to the Administrative Agent, as applicable, any certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) deliver to the Administrative Agent a certificate of such additional Guarantor, substantially in the form of Exhibit H, with appropriate insertions and attachments, and (iv) deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
     (f) With respect to any property (to the extent of the type included in the definition of Collateral) owned by any new Guarantor added pursuant to Sections 6.9(a) or (b) (or any other Group Member that becomes a Loan Party pursuant to the terms of the Loan Documents) or acquired at any time after the Closing Date by any Loan Party (other than (x) any interest in real property which shall be governed by Section 6.9(f) below and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the applicable Secured Parties, does not have a perfected Lien, promptly (subject to any specific time from established in the relevant Loan Documents) (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the applicable Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the applicable Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements, PPSA financing statements or such other financing statements or the registration in any required register with any relevant Governmental Authority, as applicable, in such jurisdictions as may be required by any Security Document or by law or as may be reasonably requested by the Administrative Agent.
     (g) With respect to any interest in any real property (excluding any leasehold interests) having a value (together with improvements thereof) of at least $2,000,000 acquired by any Loan Party (or any Group Member that becomes a Loan Party pursuant to the terms of the Loan Documents) (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such interest in real property, (ii) if reasonably requested by the Administrative Agent, provide the Administrative Agent with (x) excluding properties in the United Kingdom, title and extended coverage insurance covering such interest in real property in an amount at least equal to the purchase price of such interest in real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA (or equivalent) survey thereof, together with a surveyor’s certificate and, in the case of properties in the United Kingdom with a value in excess of $2,000,000, reports on title with respect to such real property, (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
     (h) No SPE shall be required to comply with the provisions of clauses (a) through (f) above, and no Loan Party shall be required to pledge the Capital Stock of any SPE pursuant to the provisions of clauses (a) through (c) above.
     (i) For the avoidance of doubt, it is expressly understood and agreed that: (i) nothing herein shall require any Non-US Loan Party to guarantee or grant any liens on any of its assets or otherwise provide collateral security for any US Obligations; (ii) in no event shall more than sixty-five percent (65%) of the voting Capital Stock of any Foreign Subsidiary be pledged as collateral for any US Obligations; (iii) nothing herein shall require the pledge by a Loan Party of any Capital Stock it holds in a Non-Loan Party organized in a jurisdiction other than the United States, Canada or England and Wales; and (iv) nothing herein shall require the pledge by Dollar UK of any Capital Stock it holds in any Non-Loan Party.
          6.10 Credit Ratings. Use commercially reasonable efforts to maintain at all times a credit rating by each of S&P and Moody’s in respect of a corporate credit rating by S&P and a corporate family rating by Moody’s with respect to Holdings.

          6.11 Further Assurances. At any time or from time to time upon the request of the Administrative Agent, at the expense of the Borrowers, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents and to provide for payment of the Obligations in accordance with the terms of this Agreement, the Notes and the other Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent may reasonably request from time to time (including, without limitation, the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, landlord’s consents and estoppels, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, obtaining of title insurance with respect to any of the foregoing that relates to an interest in real property (excluding properties in the United Kingdom), and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets (other than those assets specifically excluded by the terms of this Agreement and the other Loan Documents) of the Loan Parties on a first priority basis, subject to, in the case of Capital Stock, Permitted Capital Stock Liens and, in the case of any other Collateral, Permitted Liens.
          6.12 Pensions.
     (a) In the case of any UK Subsidiaries:
          (i) Ensure that no action or omission is taken by any Group Member in relation to such a pension scheme which has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any Group Member ceasing to employ any member of such a pension scheme);
          (ii) Other than as set forth on Schedule 6.13, ensure that no Group Member becomes an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are under in Sections 39 or 43 of the Pensions Act 2004) such an employer;
          (iii) Deliver to the Administrative Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to Holdings or its Subsidiaries), actuarial reports in relation to all pension schemes mentioned in clause (a) above;
          (iv) Promptly notify the Administrative Agent of any material change in the rate of contributions to any pension schemes mentioned in clause (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise);
          (v) Immediately notify the Administrative Agent of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to any Group Member; and
          (vi) Immediately notify the Administrative Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.
     (b) In the case of any Canadian Subsidiaries (to the extent any Canadian Pension Plans exist):

          (i) Ensure that, for each Canadian Pension Plan, each Canadian Subsidiary complies, in a timely fashion, with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan, including under any funding agreements and all applicable Requirements of Law (including any fiduciary, funding, investment and administration obligations).
          (ii) Ensure that all employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan are paid or remitted by the Canadian Subsidiaries in a timely fashion in accordance with the terms thereof, any funding agreements and all Requirements of Law.
          (iii) Deliver to the Administrative Agent (A) if reasonably requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (B) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Canadian Subsidiary may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; and (C) notification within thirty days of the establishment of any Canadian Pension Plan, or the commencement of contributions to any such plan to which such Canadian Subsidiary was not previously contributing.
          6.13 CLP Financing. No later than thirty (30) days prior to the implementation thereof, the applicable Borrower shall deliver written notice to the Administrative Agent of the intention of such Borrower or any of its Subsidiaries to enter into any CLP Financing, together with such information concerning the same as the Administrative Agent may reasonably request.
          6.14 Post-Closing Covenants. Deliver or cause to be delivered the documents and other agreements set forth on Schedule 6.14 within the time frames specified on such Schedule 6.14.
SECTION 7 NEGATIVE COVENANTS
          Holdings and the Borrowers hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, and all fees and all other expenses or amounts payable under any Loan Document, shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, each of Holdings and each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, as applicable:
          7.1 Financial Condition Covenants.
     (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Consolidated Leverage Ratio
March 31, 2011	4.750 to 1.0
June 30, 2011	4.750 to 1.0
September 30, 2011	4.625 to 1.0
December 31, 2011	4.500 to 1.0

Fiscal Quarter Ending	Consolidated Leverage Ratio
March 31, 2012	4.375 to 1.0
September 30, 2012	4.250 to 1.0
December 31, 2012	4.125 to 1.0
March 31, 2013	4.000 to 1.0
June 30, 2013	4.000 to 1.0
September 30, 2013	3.875 to 1.0
December 31, 2013	3.750 to 1.0
March 31, 2014	3.750 to 1.0
June 30, 2014	3.750 to 1.0
September 30, 2014, and thereafter	3.625 to 1.0
; and provided that for purposes of this Section 7.1(a), the covenant set forth above shall be determined on a Pro Forma Basis.
     (b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Consolidated Fixed
Fiscal Quarter Ending	Charge Coverage Ratio
March 31, 2011	1.40 to 1.00
June 30, 2011	1.40 to 1.00
September 30, 2011	1.45 to 1.00
December 31, 2011	1.45 to 1.00
March 31, 2012	1.50 to 1.00
June 30, 2012	1.50 to 1.00
September 30, 2012	1.55 to 1.00
December 31, 2012	1.55 to 1.00
March 31, 2013	1.60 to 1.00
June 30, 2013	1.60 to 1.00
September 30, 2013	1.75 to 1.00
December 31, 2013	1.75 to 1.00
March 31, 2014	1.75 to 1.00
June 30, 2014	1.75 to 1.00
September 30, 2014, and thereafter	1.75 to 1.00

; and provided that for purposes of this Section 7.1(b), the covenant set forth above shall be determined on a Pro Forma Basis.
     (c) Consolidated Secured Leverage Ratio. Permit the Consolidated Secured Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Consolidated Secured Leverage Ratio
March 31, 2011	2.000 to 1.00
June 30, 2011	2.000 to 1.00
September 30, 2011	1.750 to 1.00
December 31, 2011	1.750 to 1.00
March 31, 2012	1.750 to 1.00
June 30, 2012	1.625 to 1.00
September 30, 2012	1.625 to 1.00
December 31, 2012	1.500 to 1.00
March 31, 2013	1.500 to 1.00
June 30, 2013	1.500 to 1.00
September 30, 2013	1.500 to 1.00
December 31, 2013	1.500 to 1.00
March 31, 2014	1.500 to 1.00
June 30, 2014	1.500 to 1.00
September 30, 2014, and thereafter	1.500 to 1.00
; and provided that for purposes of this Section 7.1(c), the covenant set forth above shall be determined on a Pro Forma Basis.
     7.2 Indebtedness. Incur any Indebtedness, except:
     (a) Indebtedness of any Loan Party or Non-Loan Party Borrower pursuant to any Loan Document;
     (b) intercompany Indebtedness permitted pursuant to Section 7.8(f) hereof;
     (c) Guarantee Obligations incurred in the ordinary course of business by any Loan Party of obligations of any other Loan Party;
     (d) Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof);
     (e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) (and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof) in an aggregate principal amount not to exceed $40,000,000 at any one time outstanding;
     (f) Indebtedness of the Borrowers or any of their respective Subsidiaries in respect of Swap Agreements permitted by Section 7.12;
     (g) Acquired Indebtedness of any Loan Party incurred in connection with Permitted Acquisitions (and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof)) in an aggregate principal amount not to exceed $40,000,000 at any one time outstanding; provided that (i) there is no Default or Event of Default in existence or that would be continuing after the incurrence of such Acquired Indebtedness and (ii) the Borrowers would be in Pro Forma Compliance after the incurrence of such Acquired Indebtedness;
     (h) Guarantee Obligations, with respect to Acquired Indebtedness incurred by any Non-Loan Party, and Indebtedness (including Guarantee Obligations), in respect of deferred purchase price for any Permitted Acquisitions of Non-Loan Parties, incurred, in either case by Holdings or Dollar UK, to the extent in an aggregate amount not to exceed $125,000,000 at any one time outstanding; provided that (i) any such Indebtedness (including any underlying Acquired Indebtedness) may not be secured by any assets of Holdings or Dollar UK other than by a pledge made by Holdings or Dollar UK in the Capital Stock of any such Non-Loan Party, (ii) there is no Default or Event of Default in existence or that would be continuing after the incurrence of any such Indebtedness and (iii) the Borrowers would be in Pro Forma Compliance after the incurrence of any such Indebtedness;
     (i) Indebtedness of Non-Loan Parties that does not result in any Indebtedness of any Loan Party or recourse to any Loan Party (except to the extent otherwise expressly permitted by this Section 7.2); provided that (i) there is no Default or Event of Default in existence or that would be continuing after the incurrence of such Indebtedness and (ii) the Borrowers would be in Pro Forma Compliance after the incurrence of such Indebtedness;
     (j) Indebtedness under the Existing Convertible Notes outstanding on the Closing Date, as reduced by any payments made or amounts converted thereunder, and any refinancing thereof that does not shorten the maturity or weighted average maturity thereof or increase the principal balance thereof;
     (k) Indebtedness under the HY Notes outstanding on the Closing Date, as reduced by any payments made thereunder, and any refinancing thereof that does not shorten the maturity or weighted average maturity thereof or increase the principal balance thereof;
     (l) CLP Financing Indebtedness in an aggregate principal amount, at any one time outstanding, not to exceed $35,000,000, with a $10,000,000 sublimit for CLP Warehouse Financing that is recourse to any Loan Party);
     (m) Indebtedness that may be deemed to exist solely pursuant to Standard Securitization Undertakings; and
     (n) additional unsecured Indebtedness of the Loan Parties; provided that (i) such Indebtedness is on terms no more restrictive than those contained in this Agreement, (ii) there is no Default or Event of Default in existence or that would be continuing after the incurrence of such Indebtedness, (iii) the Borrowers would be in Pro Forma Compliance after the incurrence of such Indebtedness and (iv) such Indebtedness shall not mature until at least six (6) months after the Termination Date.
          7.3 Liens. Incur any Lien upon any of its property, whether now owned or hereafter acquired, except any of the following (each a “Permitted Lien”):
     (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member, in conformity with GAAP;
     (b) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member, in conformity with GAAP;
     (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d) deposits (including rental deposit deeds relating to real property leases to which any UK Loan Party is a party) to secure the performance of bids, trade contracts (other than for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Group Member;
     (f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d) (and replacement Liens covering the same property, granted in connection with a refinancing permitted under Section 7.2(d)), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
     (g) Liens securing Indebtedness of any Borrower or any of its Subsidiaries incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets or to refinance Indebtedness incurred for such purpose; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets or such refinancing, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;
     (h) Liens created pursuant to the Security Documents;
     (i) Liens on CLP Assets securing CLP Financing Indebtedness permitted hereunder;
     (j) Liens securing Acquired Indebtedness permitted under Section 7.2(g) (and replacement Liens covering the same property subject to such Liens at the time of the relevant

Permitted Acquisition, granted in connection with a refinancing permitted under Section 7.2(g)), provided that no such Lien is spread to cover any additional property; and
     (k) Liens on property of Non-Loan Parties.
          7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
     (a) any Loan Party (other than Holdings) may transfer assets to or merge, consolidate or amalgamate with or into any other Loan Party (other than Holdings), provided that (i) if such merger or consolidation involves any Borrower, such Borrower, shall be the continuing or surviving entity and (ii) in the case of any transfer by, or merger, consolidation or amalgamation of, a Loan Party, the transferee or the continuing or surviving entity, as applicable, shall be a Loan Party;
     (b) Holdings may form a Subsidiary and merge with such Subsidiary (with Holdings as the surviving corporation) solely for the purpose of effecting a change to the legal name of Holdings; provided, that Holdings shall give Administrative Agent not less than six (6) Business Days prior written notice of such merger and shall on the date of such merger file amendments to UCC financing statements reflecting such name change;
     (c) Any Group Member may Dispose of any or all of its assets pursuant to a Disposition permitted by Section 7.5;
     (d) any Investment of any Borrower or its Subsidiaries expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation (provided that if a Borrower is party to such merger, consolidation or amalgamation, a Borrower shall be the continuing or surviving entity, and if any Loan Party is party to such merger, consolidation or amalgamation, then a Loan Party shall be the continuing or surviving entity);
     (e) Non-Loan Parties other than Non-Loan Party Borrowers may liquidate, wind up, or dissolve or dispose of all their assets;
     (f) any Subsidiary that is not (i) a Material Subsidiary, (ii) a Loan Party or (iii) a Non-Loan Party Borrower, may liquidate, wind-up or dissolve; and
     (g) so long as such Subsidiary contains no material assets and such dissolution is not restricted by the HY Indenture, each of (i) P.D. Recovery, Inc. and (ii) Payday Express Limited, may be dissolved.
Notwithstanding anything to the contrary in this Section 7.4, no Loan Party or Non-Loan Party Borrower may merge, consolidate or amalgamate with or dissolve into, any SPE.
          7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of Holdings, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
     (a) the Disposition of obsolete or worn out property in the ordinary course of business;

     (b) the sale of inventory in the ordinary course of business;
     (c) Dispositions permitted by Section 7.4(a);
     (d) the sale or issuance of the Capital Stock of any Subsidiary to any Loan Party, provided, that such Capital Stock shall be pledged as collateral for the Obligations to the extent required by Section 6.9;
     (e) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;
     (f) the non-exclusive licensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business, and the abandonment of patents, trademarks, copyrights, and other Intellectual Property rights that the holder thereof determines, in its reasonable business judgment is no longer material to its business;
     (g) the sale, transfer or other disposition of CLP Assets consisting of overdue and delinquent accounts pursuant to CLP Assets Disposition Agreements in the ordinary course of business consistent with past practice;
     (h) the sale, issuance, transfer or other disposition of the Capital Stock of, or of any assets of any Non-Loan Party;
     (i) (i) the issuance of Capital Stock by an SPE in connection with any Non-Recourse CLP Financing and (ii) the sale, transfer or other disposition of CLP Assets as set forth in the definition of the term “Non-Recourse CLP Financing” to an SPE or, in the case of sales, transfers or other dispositions by an SPE, to any other Person in connection with Non-Recourse CLP Financing; and
     (j) the Disposition of other property of a Loan Party (other than the Capital Stock of any Borrower or Non-Loan Party Borrower) that is required to be pledged under the Loan Documents having a fair market value not to exceed $15,000,000 in the aggregate for any Fiscal Year.
          7.6 Restricted Payments. Declare or pay any dividend or distribution (other than dividends or distributions payable solely in common stock or common equity of the Person making such dividend or distribution) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or any management or similar fees payable to any holders of the Capital Stock of Holdings or any of their respective Affiliates, or make any other distribution in respect of any Capital Stock of any Group Member, whether now or hereafter outstanding or any management or similar agreement with any holders of the Capital Stock of Holdings or any of their respective Affiliates, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:
     (a) any Group Member other than Holdings may make Restricted Payments to the holders of such Group Member’s Capital Stock, ratably, to the holders of such Capital Stock;
     (b) so long as no Default or Event of Default shall have occurred and be continuing, DFG may pay dividends to Holdings to permit Holdings to, and Holdings may, purchase Holdings’ common stock, stock equivalents or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of payments by DFG to Holdings under this clause (b) after the Closing Date (net of any proceeds received by Holdings and contributed to DFG after the Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $15,000,000 in any Fiscal Year or $40,000,000 in aggregate from and after the Closing Date (provided any such payment amounts for any Fiscal Year that are not used in the Fiscal Year for which they are permitted may be carried over to the next succeeding Fiscal Year only (with such amounts being deemed used first in such succeeding Fiscal Year); and provided, further, that notwithstanding the limitations contained herein, Holdings may redeem and repurchase additional stock, stock equivalents and stock options in any Fiscal Year which are owned by any individual or such individual’s estate or family trusts for an aggregate amount not to exceed key man life insurance proceeds received by Holdings in such Fiscal Year under key man life insurance policies covering such individual);
     (c) DFG may pay dividends to Holdings to permit Holdings to (i) pay corporate overhead expenses incurred in the ordinary course of business not to exceed $10,000,000 in any Fiscal Year and (ii) pay any taxes that are due and payable by Holdings and its Subsidiaries, as part of a consolidated group;
     (d) so long as (i) immediately after giving effect to such transactions pursuant to this clause (d) no Default or Event of Default shall have occurred and be continuing and (ii) Holdings and its Subsidiaries shall be in Pro Forma Compliance, DFG may pay dividends to permit Holdings to, and Holdings may, (x) pay dividends or distributions on or acquire, purchase, redeem or retire any shares of its Capital Stock, whether now or hereafter outstanding, or (y) repurchase, redeem, defease or otherwise retire any Indebtedness of Holdings permitted hereunder (and pay premiums, if any, in connection with, and fees and expenses of Holdings arising from, such repurchase, redemption, defeasance or other retirement), in each case in one transaction or a series of transactions; and
     (e) to the extent permitted by applicable law, DFG may pay dividends to Holdings to permit Holdings to pay that portion of interest on any Indebtedness of Holdings permitted hereunder that is required to be paid in cash.
Any dividends paid by DFG to Holdings under clause (b), (c), (d) or (e) above may only be paid at such times and in such amounts as shall be necessary to permit Holdings to make the payments referred to in such clause at or about such time.
          7.7 Consolidated Capital Expenditures. Make or commit to make any Capital Expenditure, except in the ordinary course of business and to the extent, after any such Capital Expenditure, that Consolidated Capital Expenditures during any Fiscal Year do not exceeding 35% of Consolidated EBITDA plus the Currency Adjustment Reserve for the immediately preceding Fiscal Year (determined on a Pro Forma Basis as if any Material Acquisitions and Material Dispositions that occurred following the end of such immediately preceding Fiscal Year had occurred at the beginning of such immediately preceding Fiscal Year); provided that (a) up to 50% of any such amount that is not expended in the Fiscal Year for which it is permitted may be carried over for Capital Expenditure in the next succeeding Fiscal Year only and (b) Capital Expenditures made pursuant to this Section 7.7 during any Fiscal Year shall be deemed made, first, in respect of amounts carried over from the prior Fiscal Year pursuant to clause (a) above and, second, in respect of amounts permitted for such Fiscal Year as provided above; and provided, further, that prior to the delivery of the annual audited financial statements for the immediately preceding Fiscal Year pursuant to Section 6.1(a), Consolidated Capital Expenditures

during any Fiscal Year shall not exceed a dollar amount equal to 35% of the maximum limitation on Consolidated Capital Expenditures that was applicable during such immediately preceding Fiscal Year.
          7.8 Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or all or substantially all of the assets of, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:
     (a) extensions of trade credit in the ordinary course of business;
     (b) Investments in cash and Cash Equivalents;
     (c) Guarantee Obligations permitted by Section 7.2;
     (d) loans and advances by any Group Member to its to employees in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $7,500,000 at any one time outstanding;
     (e) Investments by any Borrower or any other Loan Party in assets useful in the business of such Borrower or Loan Party by such Borrower or Loan Party with the proceeds of any Reinvestment Deferred Amount;
     (f) intercompany Investments by any (i) Loan Party in any other Loan Party, (ii) Non-Loan Party in any Group Member, and (iii) Loan Party in any Non-Loan Party; provided that the aggregate amount of such Investments by Loan Parties in Non-Loan Parties (net of any intercompany loans, dividends and distributions or returns of capital received by the Loan Parties from such Non-Loan Parties and excluding such Investments to the extent funded with the proceeds of unsecured debt or equity issuance otherwise permitted under this Agreement, but including all Loans to Non-Loan Party Borrowers) shall not exceed $40,000,000 in any Fiscal Year; provided that any such intercompany Investment in the form of a loan or advance owed to a (A) Loan Party shall be evidenced by the Intercompany Note and pledged by such Loan Party as Collateral pursuant to the Security Documents) and (B) Non-Loan Party by a Loan Party shall be subordinated in accordance with the terms of the Intercompany Note;
     (g) Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;
     (h) Investments received in settlement of amounts due to any Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to such Borrower or any of its Subsidiaries as a result of bankruptcy or insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Borrower or its Subsidiaries;
     (i) Acquisitions by any Group Member that meet the following criteria (each a “Permitted Acquisition”): (1) (i) each such Acquisition is of a Person or ongoing business engaged in a business permitted pursuant to Section 7.16, (ii) such Acquisition is approved by the board of directors and shareholders or other equityholders of the Person whose stock or assets are being acquired, and (iii) in the case of an Acquisition for aggregate consideration in excess of $15,000,000, the Borrowers have provided to the Administrative Agent a certificate showing that the Borrowers are in Pro Forma Compliance, in form and detail reasonably satisfactory to the Administrative Agent demonstrating to its satisfaction that following the consummation of such acquisition Holdings and its Subsidiaries will be in compliance with the financial covenants set forth in Section 7.1 (giving effect to such Acquisition and any Indebtedness incurred to finance such Acquisition and any Acquired Indebtedness related to such Acquisition on a Pro Forma Basis) and that after giving effect to such Acquisition there shall not otherwise exist a Default or an Event of Default, and (2) the aggregate amount of Acquisition Expenditures with respect to any single Acquisition or series of related Acquisitions consummated by the Borrowers or any of their respective Subsidiaries shall not exceed $450,000,000 in the aggregate;
     (j) loans and advances made by the Borrowers and their respective Subsidiaries in connection with the origination and/or holding of CLP Assets;
     (k) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrowers or any of their respective Subsidiaries in an aggregate amount (valued at cost or, in the case of a guarantee, at the amount of the obligation guaranteed) not to exceed $40,000,000 from and after the Closing Date; and
     (l) (i) Residual Interests in any SPE, in each case, acquired upon the effectiveness of a Non-Recourse CLP Financing (and any increases in the aggregate amount thereof resulting solely from (A) subsequent sales to such SPE of CLP Assets required by the terms of such Non-Recourse CLP Financing and (B) Standard Securitization Undertakings), but excluding any other capital contribution, loan or advance to, or any other Investment in, any SPE, (ii) Guarantee Obligations with respect to obligations of any SPE that may be deemed to exist solely pursuant to Standard Securitization Undertakings and (iii) Investments by an SPE in any other Person in connection with a Non-Recourse CLP Financing, including investments of funds held in accounts required by the arrangements governing such Non-Recourse CLP Financing or any related Non-Recourse CLP Financing Indebtedness.
Notwithstanding anything in this Section 7.8 to the contrary, the aggregate amount of Investments made by Holdings and its Subsidiaries in Subsidiaries (other than SPEs) that are not Wholly-Owned Subsidiaries of Holdings and that have not complied with the provisions of clauses (a) through (c) of Section 6.9 (any such Subsidiary, a “Restricted Investment Non-Wholly Owned Subsidiary”) shall not exceed $15,000,000 at any one time outstanding. For purposes of the foregoing, (i) any Investment made by any Restricted Investment Non-Wholly Owned Subsidiary in its Subsidiaries shall be disregarded and (ii) any Investment by any Person existing at the time such Person becomes a Subsidiary shall be deemed to have been made by such Person immediately after such Person became a Subsidiary.
          7.9 Indenture Obligors. Allow any entity that is an obligor under the HY Indenture to cease to be a Loan Party hereunder.
          7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, any Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
          7.11 Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction unless, after giving effect thereto, the aggregate outstanding amount of Attributable Debt in respect of all Sale Leaseback Transactions does not exceed $30,000,000.

          7.12 Swap Agreements. Enter into any Swap Agreement, except Swap Agreements which, at the time entered into, were entered into (a) to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) or (b) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.
          7.13 Changes in Fiscal Periods. Permit the Fiscal Year or the fiscal year of Holdings or any Borrower to end on a day other than June 30 or change Holdings’ or any Borrower’s method of determining fiscal quarters, without the prior written consent of the Administrative Agent (such consent not be unreasonably withheld, delayed or conditioned)
          7.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired or to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and other agreements entered into in the ordinary course of business, (d) restrictions imposed by law, (e) in the case of any Subsidiary that is not a Wholly-Owned Subsidiary of Holdings, restrictions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions apply only to such Subsidiary, and (f) restrictions imposed by the Non-Recourse CLP Financing Indebtedness or any Standard Securitization Undertaking, in each case in connection with a Non-Recourse CLP Financing, provided such restrictions apply only to the SPEs and CLP Assets owned by the SPEs.
          7.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of any Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or repay or prepay any Indebtedness owed to or by, such Borrower or any other Subsidiary of such Borrower, (b) make loans or advances to, or other Investments in, such Borrower or any other Subsidiary of such Borrower or (c) transfer any of its assets to such Borrower or any other Subsidiary of such Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases and licenses entered into in the ordinary course of business, (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (v) restrictions imposed by law, (vi) restrictions imposed under the HY Indenture on the date hereof or comparable provisions in any other indenture on terms not materially more restrictive in the aggregate, (vii) in the case of any Subsidiary that is not a Wholly-Owned Subsidiary of Holdings, restrictions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions apply only to such Subsidiary, and (viii) restrictions imposed by the Non-Recourse CLP Financing Indebtedness or any Standard Securitization Undertaking, in each case in connection with a Non-Recourse CLP Financing, provided such restrictions apply only to the SPEs and CLP Assets owned by the SPEs.
          7.16 Lines of Business. In the case of the Loan Parties, enter into any material line of business other than those businesses in which the Loan Parties are engaged on the Closing Date or that are reasonably similar or related thereto (including on the basis that they have a similar customer base and including without limitation secured or unsecured financing, other businesses that are financial in nature, gold and jewelry purchasing and selling, pawn business) or a reasonable extension of any of the foregoing.
          7.17 Amendments to Certain Agreements.
     (a) Terminate or agree to any amendment, supplement, or other modification of (pursuant to a waiver or otherwise), or waive any of its rights under, any organizational documents of any of the Group Members, if such termination, amendment, supplement or other modification or waiver, in light of the then existing circumstances at the time made, taken as a whole, could reasonably be expected to be materially adverse to the Group Members, taken as a whole, or the Administrative Agent, any Lender or any other Secured Party.
     (b) Agree to any amendment, supplement or other modification of (pursuant to a waiver or otherwise), or waive any of its rights under, any Existing Convertible Note document or the HY Indenture, in each case to the extent such amendment, supplement or other modification would result in the notes or other Indebtedness issued pursuant thereto failing to qualify as unsecured Indebtedness.
SECTION 8 EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
     (a) any Borrower or Non-Loan Party Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five (5) days after any such interest or other amount becomes due in accordance with the terms hereof; or
     (b) any representation or warranty made or deemed made by any Group Member herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date); or
     (c) any Group Member shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrowers only), Section 6.7(a) or Section 7 of this Agreement or Section 5.8(c) of the US Guarantee and Collateral Agreement; or
     (d) any Group Member shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days thereafter after knowledge by Holdings or any Borrower, or written notice thereof from the Administrative Agent; or

     (e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or
     (f) (i) except as permitted under Section 7.4(d), any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator, liquidator, administrative receiver, assignee, sequestrator, monitor or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) except as permitted under Section 7.4(d), any Group Member shall convene a meeting of its shareholders, directors or officers for the purposes of considering any resolution for, to petition for or to file documents with a court or registrar for its winding-up, administration or dissolution; or (iii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iv) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (v) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), (iii) or (iv) above; (v) any Group Member shall generally not, or shall be unable to (or deemed to be unable for the purpose of any applicable laws), or shall admit in writing its insolvency or inability to, pay its debts as they become due; or (vi) any step is taken by any Group Member with a view to a moratorium or a composition or similar arrangement with any of the creditors of any Group Member or any such moratorium, composition or similar arrangement is declared or instituted in respect of any Group Member’s indebtedness; provided that, the provisions of the preceding clauses (i) through (vi) shall be deemed not to apply to any Group Member that is not a Loan Party, Non-Loan Party Borrower or Material Subsidiary so long as the aggregate fair market value (as determined by the Board of Directors or chief financial officer of Holdings in good faith) of the assets (excluding any portion thereof representing goodwill or other assets which would be classified as intangible assets in accordance with GAAP)

of all such Subsidiaries which have been subject to any event or occurrence described in any such clause from and after the Closing Date, determined in each case at the time of such event or occurrence, does not exceed $20,000,000; or
     (g) (A) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (B) (i) any Person shall fail to comply with and perform in all material respects any of its obligations under and in respect of any Canadian Pension Plan (to the extent any may exist), including under any funding agreements and any applicable Requirements of Law (including any fiduciary, funding, investment and administration obligations), (ii) any Person shall fail to pay or remit any employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of any Canadian Pension Plan in accordance with the terms thereof, any funding agreements and any Requirements of Law or (iii) there exists a solvency deficiency or going-concern unfunded liability with respect to any Canadian Pension Plan; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or
     (h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
     (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert or any Group Member repudiates or rescinds a Loan Document or evidences an intention to repudiate or rescind a Loan Document, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
     (j) except in accordance with Section 11.14 hereof, any guarantee contained in Section 2 of the US Guarantee and Collateral Agreement, in the UK Security Agreements or in the Canadian Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
     (k) a Change of Control shall occur; or

     (l) Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to maintenance of its existence, ownership of the Capital Stock of DFG, and incurrence of Indebtedness permitted to be incurred by it under this Agreement or (iii) own, lease, manage or otherwise operate any properties or assets, other than the ownership of shares of Capital Stock of DFG and cash and cash equivalents received by Holdings pursuant to transactions not otherwise prohibited by this Agreement and held pending the application thereof in accordance with the terms of this Agreement; or
     (m) any Governmental Approvals shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal (A) has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (B) adversely affects the legal qualifications of any Loan Party to hold any of the Governmental Approvals in any applicable jurisdiction and such revocation, rescission, suspension, modification or nonrenewal could reasonably be expected to materially and adversely affect the status of or legal qualifications of any Group Member to hold any of the Governmental Approvals in any other jurisdiction;
then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to Holdings or any Borrower or Non-Loan Party Borrower, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall automatically immediately become due and payable, and (b) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon and all amounts drawn thereunder have been reimbursed in full and all other Obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9 THE AGENTS
          9.1 Appointment.
     (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, each of the Lenders irrevocably appoints the Security Trustee to act as trustee pursuant to the terms of the UK Security Trust Agreement. Each Lender, whether originally party to this Agreement or that becomes party to this Agreement pursuant to an Assignment and Assumption or otherwise, hereby irrevocably and unconditionally confirms, acknowledges, agrees, represents and warrants that it is bound by, and will comply with, the provisions of the UK Security Trust Agreement as a Secured Party, and that each such provision of the UK Security Trust Agreement shall be binding on such Lender notwithstanding that such Lender has not executed the UK Security Trust Agreement and/or any Secured Party Accession Undertaking. In addition, if the Security Trustee so requests, the Administrative Agent shall execute on behalf of each Lender, the UK Security Trust Agreement and/or a Secured Party Accession Undertaking, and each Lender hereby irrevocably and unconditionally authorizes and instructs the Administrative Agent to do the same whenever called upon to do so. Any such execution by the Administrative Agent shall take effect with respect to a Lender on and from such date such Lender becomes a Lender under this Agreement.
     (b) Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Borrower or any other Loan Party under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any Borrower or any other Loan Party, without the prior written consent of the Administrative Agent. Any exercise of rights and remedies under the Security Documents with respect to the Collateral shall be as directed by the Administrative Agent or the Required Lenders.
     (c) Without prejudice to the foregoing paragraph, each Lender hereby designates and appoints the Administrative Agent as the person holding the power of attorney (fondé de pouvoir) of the Lenders as contemplated under Article 2692 of the Civil Code of Quebec, to enter into, to take and to hold on their behalf, and for their benefit, a deed of hypothec (“Deed of Hypothec”) to be executed by any Canadian Loan Party under the laws of the Province of Quebec and creating a Lien on such Canadian Loan Party and such Canadian Loan Party’s Collateral located in such Province and to exercise such powers and duties which are conferred upon the Administrative Agent under such deed. Each Lender hereby additionally designates and appoints the Administrative Agent as agent, mandatary, custodian and depositary for and on behalf of each of them (i) to hold and to be the sole registered holder of any bond (“Bond”) issued under the Deed of Hypothec, the whole notwithstanding Section 32 of the Act Respecting the Special Powers of Legal Persons (Quebec) or any other applicable law, and (ii) to enter into, to take and to hold on their behalf, and for their benefit, a Bond Pledge Agreement (“Bond Pledge Agreement”) to be executed by such Canadian Loan Party under the laws of the Province of Quebec and creating a Lien on the Bond as security for the payment and performance of the applicable Obligations. In this respect, (a) the Administrative Agent, as agent, mandatary, custodian and depositary of the Lenders, shall keep a record indicating the names and addresses of, and the pro rata portion of the Obligations secured by such Bond Pledge Agreement, owing to the persons for and on behalf of whom the Bond is so held from time to time, and (b) each Lender will be entitled to the benefits of any Collateral of such Canadian Loan Party charged under the Deed of Hypothec and the Bond Pledge Agreement and will participate in the proceeds of realization of any such Collateral, the whole in accordance with the terms hereof. The Administrative Agent, in such aforesaid capacities shall (x) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Administrative Agent with respect to the Collateral under the Deed of Hypothec and Bond Pledge Agreement, applicable law or otherwise, and (y) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders. Any person who becomes a Lender shall be deemed to have consented to and confirmed the Administrative Agent as the person holding the power of attorney (fondé de pouvoir) and as the agent, mandatory, custodian and depositary as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Administrative Agent in such capacities. The Administrative Agent shall be entitled to delegate from time to time any of its powers or duties under the Deed of Hypothec and the Bond Pledge Agreement to any person and on such terms and conditions as the Administrative Agent may determine from time to time.
     (d) The provisions of Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither any Borrower nor any other Group Member shall have rights as a third party beneficiary of any of such provisions nor shall any such provisions constitute a defense available to any Borrower nor any other Group Member. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
          9.2 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9.2 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          9.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable, provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to any Group Member or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.
          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1) or (ii) in the absence of its own gross negligence or willful misconduct.
          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
          9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. Without limiting the generality of the foregoing, it is expressly acknowledged and agreed that any determination by the Administrative Agent as to the US Borrowing Base or the Global Borrowing Base shall be based, without independent investigation of the legal or factual contents thereof, upon the most recent Global Borrowing Base Report (in the case of the Global Borrowing Base) or the US Borrowing Base Report (in the case of the US Borrowing Base) provided by the Borrowers to the Administrative Agent pursuant to Section 6.2(f) or such more recent Global Borrowing Base Report (in the case of the Global Borrowing Base) or the US Borrowing Base Report (in the case of the US Borrowing Base) provided to the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.
          9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          9.6 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.
          9.7 Indemnification. Each of the Lenders agrees to indemnify the Administrative Agent in its capacity as such, and the Administrative Agent’s officers, directors, employees, affiliates,

agents, advisors, representatives and controlling persons (each, an “Agent’s Indemnitee”) (to the extent not reimbursed by the Borrowers or any other Loan Party and without limiting the obligation of the Borrowers or any other Loan Party to do so), according to its Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or any Agent’s Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to the Administrative Agent or Agent’s Indemnitee for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Person’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.
          9.8 Successor Agents. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the retiring Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent may continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (2) all payments, communications and determinations provided to be made by, to or through such Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph (provided that the retiring Administrative Agent may, in its sole discretion, elect to continue to provide all or a portion of such services it previously provided until such time as a successor Administrative Agent is appointed). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of Section 9 and Section 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

          9.9 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Documentation Agent, the Syndication Agent, the Joint Lead Arrangers or the Joint Bookrunners listed on the cover page hereof shall have any powers, duties, responsibilities or obligations under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, as Security Trustee, or as a Lender hereunder.
          9.10 Syndicated Loan Scheme.
     (a) Each UK Treaty Lender:
          (i) irrevocably appoints the Administrative Agent to act as syndicate manager under, and authorizes the Administrative Agent to operate, and take any action necessary or desirable under, the SL Scheme in connection with the Commitments;
          (ii) shall co-operate with the Administrative Agent in completing any procedural formalities necessary under the SL Scheme, and shall promptly supply to the Administrative Agent such information and documentation as the Administrative Agent may request in connection with the operation of the SL Scheme;
          (iii) without limiting the liability of any UK Borrower or Non-Loan Party Borrower that is a UK Subsidiary under this Agreement, shall, within five (5) Business Days of demand, indemnify the Administrative Agent for any liability or loss incurred by the Administrative Agent as a result of the Administrative Agent acting as syndicate manager under the SL Scheme in connection with the UK Treaty Lender’s participation in any Loan (except to the extent that the liability or loss arises directly from the Administrative Agent’s gross negligence or willful misconduct); and
          (iv) shall, within five (5) Business Days of demand, indemnify each UK Borrower or Non-Loan Party Borrower that is a UK Subsidiary for any Tax which such Borrower or Non-Loan Party Borrower that is a UK Subsidiary becomes liable to pay in respect of any payments made to such UK Treaty Lender arising as a result of any incorrect information supplied by such UK Treaty Lender under paragraph (ii) above which results in a formal direction issued by HMRC under the SL Scheme being withdrawn.
     (b) Each UK Borrower and Non-Loan Party Borrower that is a UK Subsidiary agrees and acknowledges that it is fully aware of its contingent obligations under the SL Scheme and shall:
          (i) promptly supply to the Administrative Agent such information as the Administrative Agent may request in connection with the operation of the SL Scheme; and
          (ii) act in accordance with any formal direction issued by HMRC under the SL Scheme.
     (c) The Administrative Agent agrees to provide, as soon as reasonably practicable, a copy of any provisional authority issued to it under the SL Scheme in connection with any Loan to those UK Borrowers or Non-Loan Party Borrowers that are UK Subsidiaries specified in such formal direction.
     (d) Each of the parties hereto agrees and acknowledges that the Administrative Agent:

          (i) is entitled to rely completely upon information provided to it in connection with paragraphs (a) or (b) above;
          (ii) is not obliged to undertake any inquiry into the accuracy of such information, nor into the status of the UK Treaty Lender or, as the case may be, any Borrower providing such information; and
          (iii) shall have no liability to any person for the accuracy of any information it submits in connection with paragraph (a)(i) above.
          9.11 HMRC DTTP Scheme.
     (a) If a UK Treaty Lender which becomes a party on the date of this Agreement holds a passport under the DTTP Scheme, and that UK Treaty Lender would like that scheme to apply to this Agreement, it must provide, within 5 days of the date of this Agreement, written notification in accordance with Section 11.2 to each UK Borrower which includes (i) an indication to the effect that such UK Treaty Lender would like that scheme to apply to this Agreement (for the benefit of the Administrative Agent and without liability to any UK Borrower) and (ii) its scheme reference number.
     (b) Where a Lender makes an indication referred to in paragraph (a) above:
          (i) each UK Borrower must, file a duly completed form DTTP2 in respect of that Lender with HMRC within 30 days of the date of this Agreement and must promptly provide the Lender with a copy of that filing; and
          (ii) each Additional Borrower that is a UK Subsidiary and Non-Loan Party Borrower that is a UK Subsidiary must file a duly completed form DTTP2 in respect of that Lender with HMRC within 30 days of becoming an Additional Borrower that is a UK Subsidiary or Non-Loan Party Borrower that is a UK Subsidiary and must promptly provide the Lender with a copy of that filing.
     (c) If a new Lender that is a UK Treaty Lender becomes a party after the date of this Agreement holds a passport under the DTTP Scheme, and that new Lender would like that scheme to apply to this Agreement, it must provide, within 5 days of the date it becomes a party to this Agreement (the “Transfer Date”), written notification in accordance with Section 11.2 to each UK Borrower and Non-Loan Party Borrower that is a UK Subsidiary which includes (i) an indication to the effect that such UK Treaty Lender would like that scheme to apply to this Agreement (for the benefit of the Administrative Agent and without liability to any UK Borrower and Non-Loan Party Borrower that is a UK Subsidiary) and (ii) its scheme reference number.
     (d) Where a new Lender makes an indication referred to in paragraph (c) above:
          (i) each UK Borrower and Non-Loan Party Lender that is a UK Subsidiary at the Transfer Date must file a duly completed form DTTP2 in respect of that new Lender with HMRC within 30 days of the Transfer Date and must promptly provide the Lender with a copy of that filing; and
          (ii) each Additional Borrower or Non-Loan Party Borrower that, in either case, is a UK Subsidiary and becomes an Additional Borrower or Non-Loan Party Borrower after the relevant Transfer Date, must file a duly completed form DTTP2 in respect of that Lender with

HMRC within 30 days of becoming an Additional Borrower or Non-Loan Party Borrower, as applicable, and must promptly provide the Lender with a copy of that filing.
SECTION 10 ADDITIONAL LOAN PARTIES AND OBLIGATIONS
          10.1 Additional Borrowers. At any time after the Closing Date, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, a Group Member may elect to be added as an Additional Borrower hereunder upon delivery to the Administrative Agent of a Notice of Additional Borrower as follows:
     (a) any Loan Party that is both a direct or indirect Wholly Owned Subsidiary and a US Subsidiary of DFG may elect to be added as a “US Borrower” hereunder and under the Loan Documents;
     (b) any Loan Party that is both a direct or indirect Wholly Owned Subsidiary and a Canadian Subsidiary or UK Subsidiary of DFG may elect to be added as a “Non-US Borrower” hereunder and under the Loan Documents; and
     (c) Upon prior written approval of the Administrative Agent, any Non-Loan Party that is a Foreign Subsidiary of Dollar UK may elect to be added as a Non-Loan Party Borrower hereunder; provided that (i) such Non-Loan Party Borrower delivers (A) a Non-Loan Party Borrower Note substantially in the form of Exhibit C-5, (B) if the Non-Loan Party Borrower is incorporated in (1) England and Wales, a legal opinion of Reed Smith LLP, legal advisors to the Administrative Agent in United Kingdom or (2) a jurisdiction other than England and Wales, a legal opinion of the legal advisors to such Non-Loan Party Borrower in the jurisdiction in which the Non-Loan Party Borrower is incorporated and (C) a joinder and any other documentation reasonably requested by the Administrative Agent with respect to such Non-Loan Party Borrower and (ii) such Non-Loan Party Borrower will remain a Non-Loan Party (and will be subject to all provisions set forth herein with respect to Non-Loan Parties). For the avoidance of doubt, any Borrowings made by any Non-Loan Party Borrower are to be treated as Investments subject to the limitations set forth in Section 7.8(f)(iii).
     (d) Such Additional Borrower shall deliver the documents required by Sections 6.9(d), (e) and (f), as applicable, with respect thereto.
          10.2 Additional Guarantors. At any time after the Closing Date, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, a Group Member may elect to be added as an additional guarantor hereunder upon delivery to the Administrative Agent of a Notice of Additional Guarantor as follows:
     (a) The Borrowers and such additional Guarantor shall provide written notice to the Administrative Agent of their intention to add any Non-Loan Party as an additional Guarantor at least sixty (60) days prior to the date of the proposed addition.
     (b) Approval of the Administrative Agent shall be required to approve any such addition if the Non-Loan Party that is proposed to be a Guarantor is organized or existing in a jurisdiction outside of the United States, Canada or the United Kingdom.
     (c) The Borrowers and such additional Guarantor shall deliver the documents required by Sections 6.9(d), (e) and (f), as applicable, with respect to each such additional Guarantor.

     (d) Any Guarantor that is added pursuant to this Section 10.2 shall be required to remain a Guarantor hereunder and under the Loan Documents for a period of at least two (2) fiscal quarters.
SECTION 11 MISCELLANEOUS
          11.1 Amendments and Waivers.
     (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. Subject to Sections 11.1(b), (c) and (d), the Required Lenders and each Group Member party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Group Member party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Group Members hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall: (A) forgive the principal amount or extend the final scheduled date of termination date of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment, or permit Interest Periods with a duration longer than six (6) months, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by any Borrower or Non-Loan Party Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the value of the respective guarantees of the Obligations by the Guarantors, in each case without the written consent of all Lenders; (D) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (E) amend, modify or waive any provision of Section 2.3 or 2.4 without the written consent of the Swingline Lender; (F) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; or (G) amend any provision hereof that requires the consent or approval of all Lenders without the consent of all Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
     (b) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers solely, (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and with the Extensions of Credit and the accrued interest and fees in respect thereof, (ii) to allow any such additional credit facilities constituting term loans to receive prepayments with priority to the Extensions of Credit, (iii) to allow any such credit facilities constituting revolving loans or commitments to share ratably with the Extensions of Credit in the application of prepayments and (iv) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
     (c) In addition, notwithstanding the foregoing, the Administrative Agent and/or (as the case may be) the Security Trustee shall be authorized to enter into such modifications to the Security Documents and such additional Security Documents as may be reasonably advisable or necessary to further effectuate or carry out the purposes of Section 6.9, Section 6.11, Section 10 or Section 11.14 or any other Security Documents, without further vote or consent from the Lenders or the Required Lenders.
          11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Dollar Financial Group
1436 Lancaster Avenue
Suite 300
Berwyn, PA 19312
Attention: Chief Financial Officer
Telecopy: (610) 644 4842
Telephone: (610) 640-5937

with a copy to:

Dollar Financial Corp.
1436 Lancaster Avenue
Suite 300
Berwyn, PA 19312
Attention: General Counsel
Telecopy: (610) 296-7844
Telephone: (610) 296-3400

Borrowers	c/o Dollar Financial Group, Inc.
1436 Lancaster Avenue
Suite 300
Berwyn, PA 19312
Attention: Chief Financial Officer
Telecopy: (610) 644 4842
Telephone: (610) 640-5937

with a copy to:

c/o Dollar Financial Group, Inc.
1436 Lancaster Avenue
Suite 300
Berwyn, PA 19312
Attention: General Counsel
Telecopy: (610) 296-7844
Telephone: (610) 296-3400

Administrative Agent (or any sub-agent appointed pursuant to Section 9.2) (excluding Notices of Borrowing and Notices of Conversion/Continuation)	Wells Fargo Bank, N.A. 2240 Butler Pike PA5414 Plymouth Meeting, PA 19462 Attention: Matthew Siefer
Telecopy: (610) 397-2770
Telephone: (610) 397-2563

Administrative Agent (Notices of Borrowing and Notices of Conversion/Continuation only):	Wells Fargo Bank, N.A. MAC D1109-019 1525 W. WT Harris Blvd. Charlotte, NC 28262
Attention: Lisa G. Starnes
Telecopy: (704) 590-2790
Telephone: (704) 590-2765
; provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent and each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent or any Borrower otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.
          11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          11.5 Payment of Expenses and Taxes. Each Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out of pocket costs and expenses incurred in connection with the development, preparation, delivery and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent (provided that absent a conflict of interest the Administrative Agent shall use reasonable efforts to use a single legal counsel (and any necessary special or local counsel)) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrowers prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) which do not constitute Taxes or Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents, advisors, representatives and controlling persons (each, an “Indemnitee”) harmless from and against any and all other claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless or whether any such matter is initiated by a third party, any Borrower, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, each of Holdings and each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights of contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 11.5 shall be submitted to the Borrowers at the address of the Borrowers set forth in Section 11.2. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.
          11.6 Successors and Assigns; Participations and Assignments.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that neither Holdings nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings or any Borrower without such consent shall be null and void).
     (b)
          (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and the Note or Notes (if any) held by it) with notice to the Borrowers and with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
               (A) the Borrowers, the Swingline Lender and the Issuing Lender; provided that no consent of the Borrowers shall be required for an assignment (x) to a Lender, an affiliate of a Lender, or an Approved Fund (as defined below) or (y) if a Default or an Event of Default has occurred and is continuing, to any other Person; and
               (B) the Administrative Agent; and
          (ii) Assignments shall be subject to the following additional conditions:
               (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, solely in the case of any Commitments or Loans, $500,000) (provided that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount;
               (B) the parties to each assignment shall (1) if previously agreed with the Administrative Agent, electronically execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (2) manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent and provided that only one such fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds), payable by the assigning or assignee Lender as they shall mutually agree;
               (C) the Assignee, if it shall become a Secured Party (under and defined in the UK Security Trust Agreement), shall execute and deliver (or the Administrative Agent shall execute and deliver on behalf of such Assignee) to the Security Trustee under the UK Security Trust Agreement, a Secured Party Accession Undertaking;
               (D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and
               (E) if, pursuant to this Section 11.6, a Lender assigns any of its rights or obligations with respect to this Agreement or any other Loan Document to a UK Borrower or a Non-Loan Party Borrower that is a UK Subsidiary to an Assignee, and as a result of circumstances existing at the date of assignment such UK Borrower or a Non-Loan Party Borrower that is a UK Subsidiary would be obliged to pay to such Assignee an amount under Section 2.15 or Section 2.16, such Assignee shall not be entitled to receive any greater payment under Section 2.15 or Section 2.16 than the Lender would have been entitled to receive if no such assignment had occurred, provided that (for the avoidance of doubt) a replacement of any Lender pursuant to Section 2.19 shall not be treated for the purpose of this provision as an assignment pursuant to this Section 11.6.
          For the purposes of this Section 11.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to Section 11.6(b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.6(c).
          (iv) The Administrative Agent, acting for this purpose as an agent of the Group Members, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Group Members, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consent to such assignment required by Section 11.6(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (vi) Any Lender may, without the consent of any Group Member or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Group Members, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to Section 11.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender. In the event that a Lender sells participations in all or a portion of such Lender’s right and obligations under this Agreement, such Lender, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name and address of each Participant in the Loan or Commitment held by it (and the principal amount (and stated interest thereon) of the portion of such Loan or Commitment that is subject to such participations) (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as a the owner of the participation, notwithstanding notice to the contrary. The Participant Register shall be available for inspection by the Borrowers and the Administrative Agent, at any reasonable time and from time to time upon reasonable prior notice.
          (vii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. Any Participant that is a Foreign Lender shall not be entitled to the benefits of Section 2.16 unless such Participant complies with Section 2.16(d) and Section 2.16(e).
     (c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
     (d) Each Borrower and Non-Loan Party Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender to such Borrower or Non-Loan Party Borrower requiring Notes to facilitate transactions of the type described in Section 11.6(d) above.
     (e) Each Lender, upon execution and delivery hereof or upon succeeding to an interest in Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 11.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).
     (f) For greater certainty, and notwithstanding any of the foregoing, no assignment hereunder shall be or be deemed to be a discharge, rescission, extinguishment, novation, issue, repayment, advance, disposition or substitution of any Loan and any Loan so assumed shall continue to be the same obligation and not a new obligation.
          11.7 Adjustments; Set off.
     (a) Except to the extent that this Agreement expressly provides for or permits payments to be allocated or made to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
     (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or any Group Member, any such notice being expressly waived by Holdings and the Group Members to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against the Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or such Group Member, as the case may be. Each Lender agrees promptly to notify such Group Member and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          11.8 Counterparts; Electronic Execution.
     (a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile transmission or electronic image scan transmission (e.g., PDF) shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable. A set of the copies of this Agreement signed by all the parties shall be lodged with DFG and the Administrative Agent.
     (b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          11.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          11.10 Integration. This Agreement and the other Loan Documents and any separate letter agreements delivered prior to the Closing Date with respect to arrangement fees payable to U.S. Bank National Association represent the entire agreement of Holdings, the Loan Parties, any Non-Loan Party Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to therein.
          11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          11.12 Submission To Jurisdiction; Agent for Service of Process; Waivers. Each of Holdings, each Borrower and each Non-Loan Party Borrower hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, to the extent such courts would have subject matter jurisdiction with respect thereto, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or such Borrower or Non-Loan Party Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) without limiting the foregoing, each of the Non-US Borrowers and Non-Loan Party Borrowers hereby irrevocably appoints as of the Closing Date, CT Corporation System (the “Process Agent”), with an office on the Closing Date at 111 Eighth Avenue, 13th Floor, New York, New York, 10011, United States, as its agent to receive on its behalf and for its property, service of copies of the summons and complaint and any other process which may be served in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party or for recognition and enforcement of any judgment in respect thereof; such service may be made by mailing or delivering a copy of such process to such Non-US Borrower or Non-Loan Party Borrower, as the case may be, in care of the Process Agent at the Process Agent’s above address, and each of the Non-US Borrowers and Non-Loan Party Borrowers hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf;
     (e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
     (f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          11.13 Acknowledgements. Each of Holdings and each Borrower and Non-Loan Party Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or any Borrower or Non-Loan Party Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings, the Borrowers and Non-Loan Party Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture or partnership is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrowers, Non-Loan Party Borrowers and the Lenders.
          11.14 Releases of Guarantees and Liens.

     (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and Security Trustee are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by Holdings, any Borrower or any Non-Loan Party Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in Section 11.14(b) below.
     (b) Subject to requirements of Section 7.9, at the written request of the Borrower Representative at any time that no Default or Event of Default has occurred and is continuing, and from time to time, the Administrative Agent and Security Trustee shall, at the sole cost of the Borrowers, enter into such documents and instruments as necessary to release (and release any collateral granted by) any Additional Borrower or Additional Guarantor that is not, at such time, either (i) a direct or indirect Wholly Owned Subsidiary of DFG that is both (A) a US Subsidiary and (B) a Material Subsidiary, (ii) a direct or indirect Wholly Owned Subsidiary of DFG that is both (A) a Canadian Subsidiary and (B) a Material Subsidiary, or (iii) a direct or indirect Wholly Owned Subsidiary of ICL that is both (A) a UK Subsidiary and (B) a Material Subsidiary; provided, that the Administrative Agent shall not be required to enter into such release documents if any Default or Event of Default has occurred and is then continuing or would result therefrom (including, without limitation, if such release would result in the limitations set forth in Section 2.1(a) to be exceeded (giving effect to such releases and any resulting reductions in the Global Borrowing Base and the US Borrowing Base)).
     (c) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of any Swap Agreements or Cash Management Obligations Agreements, to the extent no default or termination event shall have occurred and be continuing thereunder) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
          11.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information (“Information”) provided to it by any Group Member, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this

Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the extensions of credit hereunder. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.
          11.16 WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWERS, THE NON-LOAN PARTY BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          11.17 USA Patriot Act Notification. The following notification is provided to the Borrower pursuant to Section 326 of the Patriot Act:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.
What this means for a Group Member: When a Group Member opens an account, if the Group Member is an individual, the Administrative Agent and the Lenders will ask for the Group Member’s name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent and the Lenders to identify the Group Member, and, if the Group Member is not an individual, the Administrative Agent and the Lenders will ask for the Group Member’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify the Group Member. The Administrative Agent and the Lenders may also ask, if the Group Member is an individual, to see the Group Member’s driver’s license or other identifying documents, and, if the Group Member is not an individual, to see the Group Member’s legal organizational documents or other identifying documents.
          11.18 Maximum Amount.
     (a) It is the intention of the Borrowers, any Non-Loan Party Borrowers and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Borrowers, any Non-Loan Party Borrowers and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness evidenced hereby or other Obligations, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of any Indebtedness evidenced hereby, outstanding from time to time shall, to the extent permitted by Applicable Law, be amortized, pro rated, allocated and spread from the date of disbursement of the proceeds of the Loans until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof. The terms and provisions of this subsection shall control and supersede every other provision of all Loan Documents between any of the Borrowers, any Non-Loan Party Borrowers or any endorser of the Notes and the Lenders.
     (b) If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under Section 2.7 and shall be so applied in accordance with Section 2.14 or if such excessive interest exceeds the unpaid balance of the Loans and any other Indebtedness of any Borrower in favor of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be refunded to such Borrower.
     (c) Without limiting the foregoing provisions of this Section 11.18, in no event shall the aggregate “interest” (as defined in Section 347 (the “Criminal Code Section”) of the Criminal Code (Canada)), payable to any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest lawfully permitted under the Criminal Code Section on the “credit advanced” (as defined in such section) under this Agreement or any other Loan Document. Further, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of such “interest” is determined to be contrary to the provisions of the Criminal Code Section, such payment, collection, or demand shall be deemed to have been made by mutual mistake of the affected Lender, and any Canadian Borrower and such “interest” shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by the Criminal Code Section so as to result in a receipt by such Lender of interest at a rate not in contravention of the Criminal Code Section, such adjustment to be effected, to the extent necessary, as follows:
          (i) first, by reducing the amounts or rates of interest required to be paid to that Lender; and
          (ii) second, by reducing any fees, charges, expenses and other amounts required to be paid to the affected Lender that would constitute “interest”.
Notwithstanding the foregoing, and after giving effect to all such adjustments, if any Lender shall have received an amount in excess of the maximum permitted by the Criminal Code Section, then any such Canadian Borrower shall be entitled, by notice in writing to such affected Lender, to obtain reimbursement from such Lender in an amount equal to such excess.
     11.19 Judgment Currency.
     (a) Each of the Borrower’s and any Non-Loan Party Borrower’s obligations hereunder and under the other Loan Documents to make payments in any applicable currency (the

“Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or any other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any of the Borrowers or Non-Loan Party Borrowers in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Spot Rate determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
     (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Group Member party hereto covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
     (c) For purposes of determining any other rate of exchange for this Section 11.19, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
          11.20 Public/Private Information. Each Group Member party hereto hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Group Members hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the (“Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Group Members) (each, a “Public Lender”). Each Group Member party hereto hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Group Member shall be deemed to have authorized each of the Administrative Agent and the Lenders to treat such Borrower Materials as not material, non-public information (although it may be sensitive and proprietary) with respect to Group Members or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” All Public Lenders shall have been deemed to have waived the right to receive information which is not made public by Group Members in its sole discretion. Notwithstanding the foregoing, no Group Member shall be under any obligation to mark any Borrower Materials “PUBLIC”.
          11.21 Application of Proceeds.

     (a) If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply, at such time or times as the Administrative Agent may elect, all or any part of Proceeds of or constituting US Collateral, whether or not held in any collateral account established by the Administrative Agent, in payment of the Obligations in the following order:
          (i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swingline Lender in its capacity as such (ratably among the Administrative Agent, the Issuing Lender and Swingline Lender in proportion to the respective amounts described in this clause(i) payable to them);
          (ii) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause (ii) payable to them);
          (iii) Third, to payment of that portion all other Obligations, including cash collateral for any L/C Obligations then outstanding (ratably among the Lenders in proportion to the respective amounts payable to them); and
          (iv) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the applicable US Loan Parties or as otherwise required by law.
In the event that any such Proceeds are insufficient to pay in full the items described in clauses (i) through (vi) of this Section 11.21(a), the US Loan Parties shall remain liable, jointly and severally, for any deficiency in Obligations.
     (b) If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply, at such time or times as the Administrative Agent may elect, all or any part of Proceeds constituting Non-US Collateral, whether or not held in any collateral account established by the Administrative Agent, in payment of the Non-US Obligations in the following order:
          (i) First, to payment of that portion of the Non-US Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swingline Lender in its capacity as such (ratably among the Administrative Agent, the Issuing Lender and Swingline Lender in proportion to the respective amounts described in this clause(i) payable to them);
          (ii) Second, to payment of that portion of the Non-US Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause (ii) payable to them);
          (iii) Third, to payment of that portion all other Non-US Obligations, including cash collateral for any L/C Obligations then outstanding (ratably among the Lenders in proportion to the respective amounts payable to them); and

          (iv) Last, the balance, if any, after all of the Non-US Obligations have been indefeasibly paid in full, to the Non-US Borrowers or as otherwise required by law.
In the event that any such Proceeds are insufficient to pay in full the items described in clauses (i) through (vi) of this Section 11.21(b), the Non-US Loan Parties shall remain liable, jointly and severally, for any deficiency in Non-US Obligations.
     (c) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents: (i) each Non-Loan Party Borrower shall be liable only for that portion of the Obligations evidenced by any Loan or other Extension of Credit made to, or for the benefit of, each such Non-Loan Party Borrower, hereunder or under any other Loan Document and any Obligations relating thereto and such Obligations shall be guaranteed by the Non-US Obligation Guarantors; (ii) each Non-US Borrower shall be jointly and severally liable for that portion of the Obligations evidenced by any Loan or other Extension of Credit made to, or for the benefit of, any Non-US Borrower or any Non-Loan Party Borrower, and all such Obligations shall be guaranteed by the Non-US Obligation Guarantors; and (iii) each US Borrower shall be jointly and severally liable for that portion of the Obligations evidenced by any Loan or other Extension of Credit made to, or for the benefit of any US Borrower, and all such Obligations shall be guaranteed by the US Obligation Guarantors.
          11.22 Effect on Existing Credit Agreement. Notwithstanding that this Agreement is amending and restating the Existing Credit Agreement as of the Closing Date, nothing contained herein shall be deemed to cause a novation of any transfers, conveyances or transactions which were effected under the Existing Credit Agreement, or of any Obligations, including, without limitation, the Indebtedness evidenced by the promissory notes and the letters of credit issued pursuant thereto and the security interests granted pursuant to the “Loan Documents” described therein.
          11.23 Anti-Money Laundering Legislation.
     (a) Each Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding such Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Borrower, and the transactions contemplated hereby. Each Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assignee or participant of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
     (b) If the Administrative Agent has ascertained the identity of a Borrower or any authorized signatories of a Borrower for the purposes of applicable AML Legislation, then the Administrative Agent:
          (i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

          (ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of any Borrower or any authorized signatories of such Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from such Borrower or any such authorized signatory in doing so.
[Signature pages follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DOLLAR FINANCIAL CORP., a Delaware corporation

DOLLAR FINANICAL GROUP, INC., a New York corporation

NATIONAL MONEY MART COMPANY, an unlimited company organized under the laws of the Province of Nova Scotia, Canada

By:	/s/ Randy Underwood
Randy Underwood
Executive Vice President and Chief Financial Officer

DOLLAR FINANCIAL U.K. LIMITED, a limited liability company incorporated under the laws of England and Wales with registered number 03701758
By:	/s/ Randy Underwood
Randy Underwood
Director

INSTANT CASH LOANS LIMITED, a limited liability company incorporated under the laws of England with registered number 02685515
By:	/s/ Randy Underwood
Randy Underwood
Director

(Signature Page to Credit Agreement)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Security Trustee, and as a Lender
By:	/s/ Matthew Siefer
Matthew Siefer
Senior Vice President

(Signature Page to Credit Agreement)